UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Tuesday, June 9, 2015 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, 33rd Floor, New York, New York 10103.
The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (i) to elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) to approve our 2015 Long-Term Incentive Plan, (iii) to approve an amendment to our certificate of incorporation that will increase the number of authorized shares of our common stock from 80,000,000 shares to 120,000,000 shares, (iv) for an advisory and non-binding vote on the compensation of our named executive officers and (v) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.
We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.
Thank you for your cooperation.
Very truly yours,

MORRIS GOLDFARB
Chief Executive Officer
May 11, 2015

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

June 9, 2015
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Tuesday, June 9, 2015 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, 33rd Floor, New York, New York 10103, for the following purposes:
1.
To elect eleven directors to serve on our Board of Directors for the ensuing year.

2.
To approve our 2015 Long-Term Incentive Plan.

3.
To approve an amendment to our certificate of incorporation that will increase the total number of authorized shares of our common stock from 80,000,000 shares to 120,000,000 shares.

4.
To hold an advisory and non-binding vote on the compensation of our named executive officers.

5.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

6.
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2015 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 9, 2015
The Proxy Statement and our 2014 Annual Report to Stockholders are available in the “Investor Relations” section of our website at http://www.g-iii.com.
By Order of the Board of Directors

WAYNE S. MILLER
Secretary
New York, New York
May 11, 2015

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT
GENERAL INFORMATION
General
This Proxy Statement (first mailed to stockholders on or about May 11, 2015) is furnished to the holders of common stock, par value $.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, June 9, 2015, at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, 33rd Floor, New York, New York 10103.
It is proposed that at the Annual Meeting: we (i) elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) approve our new 2015 Long-Term Incentive Plan (the “2015 Plan”), (iii) approve an amendment to our certificate of incorporation that will increase the total number of authorized shares of our Common Stock from 80,000,000 shares to 120,000,000 shares, (iv) hold an advisory and non-binding vote on the compensation of our named executive officers and (v) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.
Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.
Revocability and Voting of Proxy
A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.
Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the eleven nominees for director as shown on the form of proxy, “for” approval of the 2015 Plan, “for” approval an amendment to our certificate of incorporation that will increase the total number of authorized shares of our Common Stock from 80,000,000 shares to 120,000,000 shares, “for” approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016 and in accordance with their best judgment on any other matters which may properly come before the meeting.
Stock Split
On April 1, 2015, our Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend effective for stockholders of record on April 20, 2015 that was distributed on May 1, 2015. All share and per share amounts in this proxy statement have been adjusted to reflect this stock split.

Record Date and Voting Rights
On May 1, 2015, there were 44,980,194 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 1, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current New York Stock Exchange rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016, but do not have discretionary voting power with respect to the proposals to elect our eleven nominees for director, approve the 2015 Plan, approve the amendment to our certificate of incorporation to increase the total number of authorized shares of our Common Stock from 80,000,000 shares to 120,000,000 shares or approve, on an advisory basis, the compensation of our named executive officers, unless you provide voting instructions to your broker.
The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The eleven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors.
The affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve the amendment to our certificate of incorporation to increase the total number of authorized shares of our Common Stock from 80,000,000 shares to 120,000,000 shares. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve the 2015 Plan, the proposal to approve the amendment to our certificate of incorporation to increase the total number of authorized shares of our Common Stock from 80,000,000 shares to 120,000,000 shares, the proposal to approve, on an advisory basis, the compensation of our named executive officers and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.
If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

PROXY SUMMARY
About G-III
Since our IPO in 1989, G-III has transformed from a small, exclusively leather apparel manufacturer with net sales of  $98.8 million and net income of  $5.9 million into the large diversified apparel and retail company we are today, with net sales of  $2.12 billion and net income of  $110.4 million in our fiscal year ended January 31, 2015 (“fiscal 2015”). This transformation is due to the strategic vision, flexibility, ingenuity, management skills and strong personal relationships maintained by our entire leadership team, under the guidance of Morris Goldfarb, our Chairman, Chief Executive Officer and President. We view our management team as critical to our development and essential to our continued success in the future. The apparel business is a challenging one, and many of our early competitors did not survive, underscoring the importance of the long-term vision and execution of Mr. Goldfarb. In light of the growth in stockholder returns attributable to Mr. Goldfarb’s vision and the execution by our management team, we have included a brief description of our business and financial and stock market performance below.
G-III today capitalizes on the following competitive strengths to achieve our goal of creating an all-season diversified apparel company:
•
Broad portfolio of recognized brands.   We have built a broad and deep portfolio of over [40] licensed and proprietary brands. We believe we are a licensee of choice for well-known brands, as demonstrated by our partnerships with such brands as Calvin Klein, Guess, Kenneth Cole, Tommy Hilfiger, Cole Haan, Dockers and Levi’s, that have built a loyal following of both fashion-conscious consumers and retailers who desire high quality, well designed products. In addition to our licensed brands, we own several successful proprietary brands, including Vilebrequin, Bass, G.H. Bass, Andrew Marc, Marc New York, Eliza J and Jessica Howard. In an environment of rapidly changing consumer fashion trends, we benefit from a balanced mix of well-established and newer brands;

•
Diversified distribution base.   We market our products at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers. Our products are sold to approximately 2,900 customers, including a cross section of retailers such as Macy’s, TJX Companies, Ross Stores, Dillard’s, The Bon-Ton Stores, Nordstrom, Saks Fifth Avenue, Lord & Taylor, and JC Penney, and membership clubs such as Costco and Sam’s Club. Our Wilsons retail stores provide an additional distribution network for our products. We distribute our Vilebrequin products through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution, and distribute our Bass and G.H. Bass products through our Bass outlet stores and through licensees;

•
Superior design, sourcing and quality control.   Our in-house design and merchandising team designs substantially all of our licensed, proprietary and private label products. We have a network of worldwide suppliers that allows us to negotiate competitive terms without relying on any single vendor. In addition, we employ a quality control team and a sourcing group in China to ensure the quality of our products. Our acquisition of Vilebrequin added experienced design capability and additional sourcing resources in Europe; and

•
Significant growth.   Our annual net sales have grown from $215 million in our fiscal year ended January 31, 2005 to $2.12 billion in our fiscal year ended January 31, 2015, a record for us. Our growth is the result of execution by our management team, strategic acquisitions such as the acquisition of the G.H. Bass & Co. business in November 2013, the addition of numerous new license agreements such as license agreements for Tommy Hilfiger women’s outerwear and Calvin Klein men’s and women’s swimwear in fiscal 2014 and the expansion and diversification of our product categories and channels of distribution.

We believe that our current position of leadership within the industry is in large part due to the involvement of Mr. Goldfarb and the rest of our management team in our business. G-III has continuously evolved over the years.

•
We were one of the first companies in the industry to identify the importance of overseas production and were instrumental in the technological developments which further reduced manufacturing costs. We were also among the first to license nationally recognized brands for a variety of classifications. G-III has been transformed from an exclusively leather, mostly private label manufacturer of outerwear, to a diversified provider of differentiated apparel products.

•
Under Mr. Goldfarb’s leadership, we were also quick to recognize the importance of licensing major names as a way to better serve the markets in which we compete. Towards this end, we have built a strong portfolio of licensed brands including:

•
Licenses with Calvin Klein, Guess, Kenneth Cole, Tommy Hilfiger, Cole Haan, Dockers and Levi’s, among others;

•
Team logo wear for the NFL, MLB, NHL, NBA and college teams, including both coats and knits, which is an expanding portion of our business; and

•
Our Ivanka Trump apparel, a brand we believe has strong growth potential.

•
Our management team also recognized the importance of owning our own proprietary brands, which led to acquisitions such as Andrew Marc in 2008, Vilebrequin in 2012 and G.H. Bass & Co. in 2013. These acquisitions have given us greater control over the design, manufacture and distribution of our products.

•
To diversify our revenue stream and mitigate the seasonality of the outerwear business, we have continuously expanded our product line:

•
Since the creation of our dress business in 2006, we have evolved into one of the largest dress manufacturers in the United States.

•
From our outerwear base, we began producing sportswear, women’s suits, women’s performancewear and swimwear, in addition to dresses.

•
As a result of our acquisition of the G.H. Bass & Co. business in 2013, we now produce footwear, including the iconic original penny loafer, known as “Weejuns.”

•
Beyond apparel, we also produce luggage, women’s handbags, small leather goods and cold weather accessories.

•
Our management recognized the growing importance of the status goods market, which culminated in our purchase of Vilebrequin in 2012. Our acquisition of Vilebrequin gave us a foothold in the high-margin, status market, and we are executing a strategic plan to grow the brand into a men’s and women’s lifestyle brand with an expanded retail presence and a revamped web site. Vilebrequin sells its products in 78 company owned stores and 73 franchised stores, as well as through select specialty and department stores.

•
Following our identification of the importance of leveraging retail distribution as a way to mitigate risks associated with design and product decisions, move excess inventory and serve as a testing ground for new product designs, we acquired and successfully integrated the Wilson’s Leather retail outlets. In November 2013, we acquired G.H. Bass & Co. and added their chain of outlet stores to our portfolio. As of January 31, 2015, we operated 185 Wilsons stores, 156 G.H. Bass stores, and 5 Calvin Klein Performance stores.

Furthermore, we believe the leadership provided by Mr. Goldfarb and the rest of our management team has been instrumental in ensuring that G-III is well-managed and well-positioned for the long-term, which has contributed to our ability to deliver strong results to our stockholders.
•
We have successfully recruited and retained a strong team of seasoned managers. Our ability to minimize turnover, particularly within our senior ranks, has provided our company with continuity and a long-term perspective.

•
We have built an in-house design and merchandising team which designs substantially all of our licensed, proprietary and private label products. We believe that this creative design team, coupled with our sourcing expertise, gives us an advantage in product development. These factors are important differentiators from our competition, and we believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control.
•
Our broad distribution platform and ability to adapt quickly to changes in the retail environment through our internal design, sourcing and manufacturing capabilities, have made us an important resource for our retail partners, which we believe has enhanced our standing as a licensee and supplier of choice.

•
We are prudently financed. In August 2012, concurrent with our acquisition of Vilebrequin, we entered into a secured credit agreement with a group of lenders led by JPMorgan Chase Bank. The credit agreement is a five year senior secured credit facility providing for borrowings in the aggregate principal amount of up to $450,000,000 through August 2017. This credit agreement and cash generated from operations allowed us to finance the acquisitions of Vilebrequin and G.H. Bass & Co. In June 2014, we further enhanced our balance sheet through a public offering of our common stock that resulted in the receipt of net proceeds of  $128.7 million. We believe that cash on hand and from operations, together with funds available from our credit agreement, are sufficient to meet our expected operating and capital expenditure requirements.

Our Response to Stockholder Feedback
Our Compensation Committee, with the assistance of Steven Hall & Partners, a nationally recognized independent compensation consultancy, has worked hard to ensure that our compensation and corporate governance programs support our short- and long-term strategic objectives, are responsive to concerns raised by our stockholders and are reflective of best practices. We were pleased that 77% of the vote of our stockholders was cast in favor of our most recent Say on Pay proposal at our most recent annual meeting of stockholders.
We have been responsive to prior feedback from our stockholders and stockholder advisory firms as evidenced by the revisions made by our two senior executives to the bonus arrangements in their employment agreements and to our robust corporate governance initiatives.
As demonstration of their commitment to our stockholders, last year, Morris Goldfarb, our Chairman, Chief Executive Officer and President, and Sammy Aaron, our Vice Chairman, agreed to modifications to their annual incentive compensation arrangements. It is important to note that these modifications to their contractual rights were made voluntarily, and that neither executive was obligated to make these changes. The modifications are described in “Compensation Discussion and Analysis” under “Annual Incentive Arrangement for Mr. Goldfarb” and “Annual Incentive Arrangement for Mr. Aaron.”
Where possible, we have modified the design of our executive compensation program so that it conforms with broadly accepted best practices and is responsive to the views of our shareholders. Today our program:
•
Incorporates increased pre-tax income performance thresholds which must be met prior to payment of an annual cash incentive award to Morris Goldfarb and Sammy Aaron and includes an annual cap on the amounts which they can earn pursuant to their annual incentive awards; and

•
Requires achievement of two separate performance metrics in order to earn our performance-based long-term equity incentive awards.

We also have in place a number of corporate governance programs that demonstrate our commitment to our stockholders:
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An Executive Incentive Compensation Recoupment Policy, or “clawback policy,” for executive officers;

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An Anti-Hedging and Anti-Pledging Policy;

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Stock Ownership Guidelines for executive officers and directors; and

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An explicit prohibition of repricing options and SARs.

How Pay is Tied to Performance
Our compensation program is designed to ensure that the interests of our executive officers are aligned with those of our stockholders and, accordingly, the majority of compensation paid to our executive officers each year is based solely on the achievement of performance which we believe enhances the value of our stock. Our compensation program is designed to enhance stockholder value in the following ways:
•
The majority of compensation paid to our executives is variable and aligned with the short- and long-term performance of G-III;

•
Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions which are responsive to ever-changing market conditions, a hallmark of our business;

•
Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance-vested restricted shares which are earned only upon the achievement of two separate performance metrics; and

•
We offer a competitive compensation program which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

Over the last 15 years, we have delivered significant returns to our stockholders.
We have delivered exceptional returns to our stockholders over the past fifteen years. During this period from February 1, 2000 through January 31, 2015, our stock price has increased 4,103%, significantly out-performing the 43% increase in the S&P 500 and the 451% increase in the S&P Textiles & Apparel Industry Index over the same period.

Under the leadership of Morris Goldfarb, our Chairman, Chief Executive Officer and President, and a dedicated team of other executive officers, G-III has delivered top quartile performance in total stockholder return and growth in revenues, net income and market capitalization, demonstrating both our long-term orientation as well as our commitment to delivering top quartile results to stockholders, particularly with respect to total stockholder return.

TSR & Select Growth Measures — 1, 5, 10 & 15 Years
G-III vs. Pay & Practice Peers*

*
Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Kate Spade & Co. (formerly Fifth & Pacific Companies, Inc.); Lululemon Athletica, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Quiksilver, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; PVH Corp.; Ralph Lauren Corp.; and VF Corp. This analysis excludes pay and practice peers that have been acquired.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where historical data is not available, company is excluded from the comparison. In instances where a growth calculation is not valid, the data point has been omitted from the analysis for that period only.
During Fiscal 2015, we delivered strong operational results and significant returns to our stockholders.
Business highlights include:
•
We grew sales by 23.2% to $2.12 billion, a record for us, with across-the-board strength in our business;

•
We increased net income per diluted share to $4.97, also a record for us, surpassing our plan and up 34.0% over last year;

•
We extended the terms of all of our Calvin Klein license agreements through the end of 2023; and

•
We entered into a wholesale license agreement with Genesco to design, distribute, and market G.H. Bass men’s, women’s and children’s footwear in the United States and Canada. Using our in-house expertise, we expect to launch Bass women’s apparel for delivery in Fall 2015.

How Fiscal 2015 Performance Impacted Chief Executive Officer Compensation
Granted Versus Realized Pay in Fiscal 2015 — Our Pay For Performance Philosophy in Action
Because our long-term incentive compensation is based on the achievement of two separate pre-determined performance metrics, as well as satisfaction of time-vesting periods, executives have not yet realized any value from the awards made in fiscal 2015.

Fiscal 2015 Compensation
Granted vs. Realized
$13,000,000
$12,000,000
$11,000,000
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Granted
Realized
Goldfarb, M.
Granted
Realized
Nackman, N.S.
Granted
Realized
Aaron, S.
Granted
Realized
Miller, W.S.
Base Salary
Annual Incentive
Long Term Incentive

Based on the information in this “Proxy Summary, “ as well as the more detailed information contained in “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote “FOR” Proposal No. 4 — Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “say on pay” proposal.
Proposal to Approve the 2015 Long-Term Incentive Plan
We are asking our stockholders to approve our new 2015 Long-Term Incentive Plan (the “2015 Plan”). (See Proposal No. 2.) The Board adopted the 2015 Plan on April 1, 2015, subject to approval by our stockholders at our Annual Meeting. The 2015 Plan would replace our 2005 Amended and Restated Stock Incentive Plan (the “2005 Plan”), which will expire on June 9, 2015 (the date of the Annual Meeting); for the avoidance of doubt, any shares available under our 2005 Plan will not be carried over into our 2015 Plan. The 2015 Plan would allow us to continue making various forms of equity- and cash-based incentive awards to our officers, employees and other eligible personnel similar to those authorized by the expiring 2005 Plan. Also, if approved by our stockholders, the 2015 Plan would allow us to grant performance-based incentive awards that are intended to be exempt from the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Long-term equity and other forms of incentive compensation has been and are expected to continue to be a necessary and key component of our overall compensation program. Our ability to grant incentive compensation opportunities under the 2015 Plan will enable us to meet several objectives that are important to the success and growth of our business, including, for example, fostering an ownership mentality that aligns the interests of our management and other personnel with those of our stockholders, and enabling us to attract, motivate, reward and retain talented individuals whose skills, experience and efforts are essential to the continuing success and development of our business and the enhancement of stockholder value.
If the 2015 Plan is not approved, we will lose what has become an indispensable part of our compensation program (due to the expiration of the 2005 Plan). The Board believes we would therefore face serious challenges to our ability to attract and retain management and other key personnel which, if not otherwise addressed, would adversely affect our business. Our ability to continue making incentive compensation awards that are deductible for income tax purposes would also be significantly diminished. In short, the Board believes strongly that approval of the 2015 Plan is in the best interests of our company and our stockholders and that, if the 2015 Plan is not approved, our business and the interests of our stockholders will be harmed.

Proposal to Increase the Number of our Authorized Shares of Common Stock
We are also asking our shareholders to approve an amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock to 120,000,000 from 80,000,000. (See Proposal No. 3.) On April 1, 2015, our Board of Directors declared a two-for-one stock split of our Common Stock. At May 1, 2015, after giving effect to the stock split, there were 44,980,194 shares of Common Stock outstanding. An aggregate of 5,998,954 shares of Common Stock were reserved for issuance pursuant to our stock plans, including the 2,500,000 shares of our Common Stock subject to the 2015 Plan that is being submitted to our stockholders for approval at the Annual Meeting and outstanding equity awards granted under the 2005 Plan. At May 1, 2015, outstanding equity awards granted under the 2005 Plan include options to purchase 446,176 shares and restricted stock units (“RSUs”) representing 2,091,412 shares that have not fully vested. In addition, there are 961,366 shares that remain available for grant under the 2005 Plan that expires on June 9, 2015. As a result, as of May 1, 2015, we had outstanding or reserved for issuance 50,979,148 of the 80,000,000 authorized shares of Common Stock.
Our company has grown significantly over the past few years. We review and evaluate potential capital raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of G-III and its stockholders. Our Board believes that the currently available number of unissued and unreserved shares of Common Stock does not provide sufficient flexibility for corporate action in the future, and that additional authorized shares would provide us with needed ability to issue Common Stock or Common Stock-based instruments in the future to take advantage of opportunities that are presented to us or favorable market conditions without the potential expense or delay incident to obtaining stockholder approval for a particular issuance. Accordingly, the Board believes strongly that approval of the amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock is in the best interests of our company and our stockholders.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of March 1, 2015 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2015 Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 44,957,194 (excludes treasury shares) shares of Common Stock outstanding as of March 1, 2015 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018. All share amounts in this table have been adjusted to reflect the two-for-one stock split that was effective on May 1, 2015.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Morris Goldfarb	4,569,652(1)	10.2%
Sammy Aaron	120,904(2)	*
Thomas J. Brosig P.O. Box 7096 Gulfport, MS 39503	4,800(3)	*
Alan Feller	10,824(4)	*
Jeffrey Goldfarb	263,232(5)	*
Jeanette Nostra	10,000(6)	*
Laura Pomerantz	28,800(7)	*
Allen Sirkin	1,600(8)	*
Willem van Bokhorst Johan van Walbeeckplein 11 Curaçao	71,400(9)	*
Cheryl Vitali	8,600(10)
Richard White	45,420(11)
FMR LLC(12) 82 Devonshire Street Boston, MA 02109	6,397,900	14.2%
BlackRock, Inc.(13) 40 East 52nd Street New York, NY 10022	3,378,742	7.5%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, PA 19355	2,588,960	5.8%
Wayne S. Miller	11,870(15)	*
Neal S. Nackman	17,918(16)	*
All directors and executive officers as a group (13 persons)	5,165,020(17)	11.5%

*
Less than one percent

(1)
Includes (i) 216,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 112,802 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 882,600 shares of Common Stock held by Morris and Arlene Goldfarb, as joint tenants; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb, Mr. Goldfarb’s wife; (v) 200,000

Common Shares held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust which directs the Trustee’s decisions as to voting and disposition of the Common Shares held in the Trust); and (vi) 200,000 shares held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb, Mr. Goldfarb’s wife, serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust). In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 590,936 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.
(2)
In addition to the shares listed in the table, Mr. Aaron has the right to receive an aggregate of 423,876 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(3)
Includes 2,400 shares of Common Stock which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 9,614 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)
In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 9,614 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)
Includes (i) 236,136 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iii) 2200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 129,598 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(6)
In addition to the shares listed in the table, Ms. Nostra has the right to receive an aggregate of 22,550 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(7)
Includes 24,000 shares of Common Stock which may be acquired upon the exercise of options that have vested. Ms. Pomerantz has the right to receive an aggregate of 9,614 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)
In addition to the shares listed in the table, Mr. Sirkin has the right to receive an aggregate of 8,814 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)
Includes 28,800 shares of Common Stock which may be acquired upon the exercise of options that have vested. Mr. van Bokhorst has the right to receive an aggregate of 9,614 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)
In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 10,414 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)
Includes 14,400 shares of Common Stock which may be acquired upon the exercise of options that have vested. Mr. White has the right to receive an aggregate of 10,820 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)
Information is derived from the Schedule 13G/A filed by FMR LLC (“FMR”), Edward C. Johnson 3rd and Abigail P. Johnson with the Securities and Exchange Commission on February 13, 2015. FMR is a parent holding company in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power with respect to 7,948 of such shares, sole dispositive power with respect to 6,397,900 of such shares.

(13)
Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 26, 2015. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power and sole dispositive power with respect to such shares.

(14)
Information is derived from the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 10, 2015. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and has sole voting power with respect to 50,958 of such shares, sole dispositive power with respect to 2,540,802 of such shares and shared dispositive power with respect to 48,158 of such shares.

(15)
In addition to the shares listed in the table, Mr. Miller has the right to receive an aggregate of 289,198 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(16)
In addition to the shares listed in the table, Mr. Nackman has the right to receive an aggregate of 54,840 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(17)
Includes 69,600 shares of Common Stock which may be acquired within 60 days of March 1, 2015 upon the exercise of options. In addition to the shares listed in the table, all directors and officers as a group have the right to receive an aggregate of 1,577,902 shares pursuant to RSU awards for which any performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

Section 16(a) Beneficial Ownership Reporting Compliance
To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2015.

CORPORATE GOVERNANCE
The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in NASDAQ Listing Rule 5605(a)(2) and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.
The Board of Directors held four meetings during the fiscal year ended January 31, 2015. In addition, a Pricing Committee appointed to approve the terms of our public offering of Common Stock, consisting of Morris Goldfarb, Thomas Brosig, Jeffrey Goldfarb and Richard White, met once during the fiscal year ended January 31, 2015. During the fiscal year ended January 31, 2015, each director in office attended all meetings of the Board of Directors and meetings of committees of the Board on which he or she served during the time period in which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. All eleven of our directors attended the 2014 Annual Meeting of Stockholders.
Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of NASDAQ Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of NASDAQ Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of NASDAQ Listing Rule 5605(d)(2)(A).
Audit Committee
The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times during the fiscal year ended January 31, 2015. A copy of the Audit Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers. The Compensation Committee, composed of Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual Proxy Statement. Mr. White is the Chairman of the Compensation Committee.
Specific duties and responsibilities of the Committee include, but are not limited to: (i) reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives; (ii) recommending the compensation of our executive officers, giving consideration to the results of our most recent “say-on-pay” vote; (iii) reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers; (iv) reviewing and recommending changes to director compensation; (v) review and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “say-on-pay” vote in considering plans for executive officers; (vi) administering G-III’s stock-based compensation, incentive and benefit plans; and (vii) administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.
The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and NASDAQ Listing Rules.
The Compensation Committee met eight times and acted by Unanimous Consent once during the year ended January 31, 2015. A copy of the Compensation Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.
Compensation Committee Interlocks and Insider Participation
During the year ended January 31, 2015, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee and Nominations Process
The Nominating and Corporate Governance Committee, composed of Thomas Brosig, Cheryl Vitali and Richard White, (a) assists the Board in its selection of individuals (i) as nominees for election to the Board at G-III’s next annual meeting of the stockholders or (ii) to fill any vacancies or newly created directorships on the Board and (b) developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws. Mr. Brosig is the Chairman of the Nominating and Corporate Governance Committee. The Committee met twice during the fiscal year ended January 31, 2015. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.
It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 11, 2016 to be considered for the 2016 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.
In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the NASDAQ Listing Rules), the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board.
The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.
Stockholder Communications
The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.
Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.
Risk Oversight
The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. The Audit Committee meets periodically with management and our internal audit team to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. Matters of strategic risk are considered by the Board as a whole. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.
Leadership Structure of the Board
The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer and President is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is commonly utilized by other public companies in the United States and we believe it has been effective for our company as well.
Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.
In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board has established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include: (i) advising the Chairman of the Board on Board meeting agendas and materials sent to the Board; (ii) serving as a liaison between non-management directors and the Chairman of the Board; (iii) calling and presiding over executive sessions of the non-management directors; (iv) presiding over Board meetings in the absence of the Chairman of the Board; (v) serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board; (vi) oversight of the Board’s annual assessment of the performance of our Chairman, Chief Executive Officer and President; and (vii) oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.
Additional Corporate Governance Policies
We also maintain the following corporate governance policies:
Code of Ethics and Whistleblower Policy
All of the our employees, officers and directors must adhere to our Code of Ethics. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by G-III; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics; and (v) accountability for adherence to the Code of Ethics. The Whistleblower Policy protects all of our employees, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activity; activities that are not in line with G-III policies, including the Code of Ethics; or activities which otherwise amount to serious improper conduct. A copy of the Code of Ethics and Whistleblower Policy is available in the “Investor Relations” section of our website at http://www.g-iii.com.
Insider Trading, Hedging and Pledging Policy
The Insider Trading, Hedging and Pledging Policy applies to all of our directors and officers, our employees and employees of our subsidiaries (“Company Personnel”), and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other

Company Personnel specified by us from time to time from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us upon vesting of restricted stock in satisfaction of tax withholding obligations with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. No such exception was granted in fiscal 2015. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investor Relations” section of our website at http://www.g-iii.com.
Stock Ownership Guidelines
The Stock Ownership Guidelines require that (i) our Chief Executive Officer retain G-III shares valued at six times his annual base salary; (ii) our Vice Chairman retain G-III shares valued at two times his annual base salary; (iii) our other executive officers and our directors who are also employed by us retain G-III shares valued at one time their respective annual base salaries and (iv) each of our non-employee directors retain G-III shares valued at five times his or her annual cash retainer. Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. A copy of the Stock Ownership Guidelines is available in the “Investor Relations” section of our website at http://www.g-iii.com.
Executive Compensation Recoupment Policy
Pursuant to the Executive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year commencing with the fiscal year ended January 31, 2014, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Compensation Recoupment Policy is available in the “Investor Relations” section of our website at http://www.g-iii.com.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of compensation paid to our named executive officers for the fiscal year ended January 31, 2015. (Reference to fiscal years in this Proxy Statement refers to the year ended January 31 of that year.) This information should be reviewed in conjunction with the data and associated narrative provided in the Fiscal 2015 Summary Compensation Table, Fiscal 2015 Grants of Plan-Based Awards Table and other tables that follow. For fiscal 2015, the following individuals served as our Named Executive Officers:
•
Morris Goldfarb, Chairman of the Board, Chief Executive Officer and President;

•
Neal S. Nackman, Chief Financial Officer and Treasurer;

•
Sammy Aaron, Vice Chairman; and

•
Wayne S. Miller, Chief Operating Officer and Secretary.

Throughout this Proxy Statement, when discussing our performance and performance metrics, we make reference to our pre-tax income. Unless otherwise defined, pre-tax income shall mean the net income of G-III and its subsidiaries, as reported in the consolidated financial statements of G-III audited by G-III’s independent registered public accounting firm, plus the sum of  (i) the income taxes set forth in such financial statements and (ii) the amount of bonuses payable to our Named Executive Officers, provided that pre-tax income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.
Our Performance
Our Long-Term Performance
We have delivered exceptional returns to our stockholders over the past fifteen years. During this period from February 1, 2000 through January 31, 2015, our stock price has increased 4,103%, significantly out-performing the 43% increase in the S&P 500 and the 451% increase in the S&P Textiles & Apparel Industry Index over the same period.

Over this same 15 year period, under the leadership of Morris Goldfarb, our Chairman, Chief Executive Officer and President, and a dedicated team of executive officers, G-III has delivered top quartile performance in total stockholder return and growth in revenues, net income, and market capitalization when compared to our competitors, demonstrating both our long-term orientation as well as our commitment to delivering top quartile results to stockholders, particularly with respect to total stockholder return.
TSR & Select Growth Measures — 1, 5, 10 & 15 Years
G-III vs. Pay & Practice Peers*

*
Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Kate Spade & Co. (formerly Fifth & Pacific Companies, Inc.); Lululemon Athletica, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Quiksilver, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; PVH Corp.; Ralph Lauren Corp.; and VF Corp. This analysis excludes pay and practice peers that have been acquired.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where historical data is not available, company is excluded from the comparison. In instances where a growth calculation is not valid, the data point has been omitted from the analysis for that period only.
Fiscal 2015 Business Highlights
In fiscal 2015, we again delivered strong operating results. Business highlights included:
•
We grew sales by 23.2% to $2.12 billion, a record for us, with across-the-board strength in our business;

•
We increased net income per diluted share to $4.97, also a record for us, surpassing our plan and up 34.0% over last year;

•
We extended the terms of all of our Calvin Klein licenses through the end of 2023; and

•
We entered into a wholesale license agreement with Genesco to design, distribute, and market G.H. Bass men’s, women’s and children’s footwear in the United States and Canada. Using our in-house expertise, we expect to launch Bass women’s apparel for delivery in Fall 2015.

How Pay is Tied to Company Performance
Our Compensation Philosophy
Our compensation program is designed to enhance stockholder value in the following ways:
•
The majority of compensation paid to our executives is variable and aligned with the short- and long-term performance of G-III;

•
Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of our business;

•
Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance shares which are earned upon the achievement of performance metrics based on pre-determined performance metrics and satisfaction of time-vesting conditions; and

•
We offer a competitive compensation program that enables us to attract and retain the highly qualified managerial and executive talent necessary to achieve our objectives.

How Our Business Impacts Our Compensation Program Design
We operate in a highly volatile and competitive industry, and our compensation program is designed to support and reward the behaviors that result in the best returns for our stockholders.
•
Our business is volatile and impacted by fashion trends and weather conditions that can be difficult to predict at the outset of a performance period.

•
We have a strong performance-oriented culture, designed to motivate executives to make strategic decisions and execute these objectives in a manner that drives performance.

•
Our annual incentive program is oriented towards bottom-line results, rather than interim performance metrics, so as to empower our executives with the flexibility to quickly make decisions which are responsive to ever-changing market conditions.

•
Our long-term incentive program is designed to pay out only upon the achievement of two separate performance hurdles and satisfaction of time-vesting conditions, ensuring that our executives do not make short-term decisions that are detrimental to the long-term interests of our stockholders.

•
Strong relationships with our customers and suppliers are essential, since both can serve as competitors. The personal relationships maintained by our Chairman, Chief Executive Officer and President and our other executive officers are critical to the successful execution of our business.

•
We have an employment contract with our Chairman, Chief Executive Officer and President which secures his services until January 31, 2018.

•
Preserving long-term relationships with customers can result in business decisions (such as accepting returns of unsold items) that may be detrimental to G-III in the short-term.

•
Our compensation program has a mix of short and long-term performance elements, and is focused on metrics such as pre-tax income or net income per share and stock price that allow our executives to balance short-term considerations with the long-term interests of our stockholders.

•
Our lack of significant pricing leverage due to labor and raw material constraints drive focus on execution to ensure profitability.

•
By focusing our short-term incentive program on pre-tax income, we empower our executives to make decisions over the course of the year which serve the best interests of our stockholders.

•
While we provide meaningful annual compensation opportunities that are paid in cash, we also recognize the importance of long-term incentive compensation, particularly with respect to the benefits it provides in terms of alignment with stockholder interests and employee retention, and provide meaningful performance-vested long-term incentive compensation opportunities to our employees.

Our Compensation Program Is Reflective of Best Practices
Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our stockholders:
•
We pay for performance.   The majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives.

•
We assess performance on a short- and long-term basis.   Our incentive compensation is earned over several different and overlapping short- and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

•
We have stock ownership guidelines for our executive officers and directors.   Until these guidelines are achieved, executive officers and directors are required to hold 50% of net, after tax, shares received upon exercise or vesting of our equity grants. An exception may be granted, in certain limited instances, at the discretion of our Compensation Committee; no such exception was granted in fiscal 2015.

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We have a policy prohibiting our directors and all employees, including our executives, from hedging our shares.   None of our executives has hedged any of our shares.

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We have a policy prohibiting our directors and all employees, including our executives, from pledging our shares.   An exception may be granted, in certain limited instances, at the discretion of our Board of Directors; no such exception was granted in fiscal 2015.

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Our incentive compensation awards are subject to clawback.   For any fiscal year commencing after fiscal 2013, the Compensation Committee may recoup incentive compensation paid to executive officers predicated at least in part upon the achievement of financial results which are subsequently restated.

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We do not provide tax gross-ups for any reason.

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We do not provide aggressive change in control benefits.

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Our compensation program mitigates undue risk.   Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

What We Pay and Why — Elements of Our Compensation Program
Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation
Our compensation program is comprised of three elements: base salary, annual incentives and long-term incentives. We weight incentive compensation more heavily than fixed compensation to motivate our executives to achieve results that will enhance stockholder value over the long-term. We balance short-term and long-term incentive pay so that our executives are rewarded for both operational and stock price performance, and to balance competitive pressures to deliver cash-based compensation with our belief that equity compensation is essential to align the interests of our executives with those of our stockholders and provides meaningful incentives for our executives to remain with G-III. The following charts illustrate the percentage of compensation for our Chief Executive Officer and our other Named Executive Officers with respect to fiscal 2015 represented by base salary, annual incentives and long-term incentives.
CEO Compensation	Average Other Named Executive Officer Compensation

Base Salary
Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries following a consideration of the following factors:
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Breadth, scope and complexity of the role;

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Skills and experience required for the role;

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Tenure in position;

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Individual performance; and

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Competitive labor market for the position.

We make periodic adjustments to base salaries to reflect:
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Merit increases in instances where individual performance, responsibilities and experience warrant such an adjustment;

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Promotions or significant changes in the scope of the position; and

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Market adjustments to reflect the competitive labor market.

With the exceptions of adjustments to the salary of our Chairman, Chief Executive Officer and President, salary adjustments are usually considered at the suggestion of our Chairman, Chief Executive Officer and President, and are subject to the discretion of the Compensation Committee.
During fiscal 2015, the Compensation Committee approved an increase in the base salary of Neal S. Nackman, our Chief Financial Officer, from $375,000 per annum to $450,000 per annum, effective June 1, 2014, and of Wayne Miller, our Chief Operating Officer, from $500,000 per annum to $750,000 per annum, effective July 1, 2014.
Annual Incentives
Our annual incentive program is designed to reward annual performance, which we believe contributes to the long-term performance of G-III and the enhancement of stockholder value.

Annual incentive arrangements for Messrs. Goldfarb and Aaron are governed by their respective employment contracts. These annual incentive awards are structured to recognize the unique roles held by Messrs. Goldfarb and Aaron in the overall management of our business and the design and execution of our corporate strategy. Additionally, these awards are intended to foster an entrepreneurial environment in which these individuals are incentivized and rewarded to maximize pre-tax income, which the Compensation Committee believes is an important driver of stock price appreciation. The Compensation Committee believes that incentivizing Messrs. Goldfarb and Aaron in the same manner encourages them to operate as a team and promotes a shared focus in the successful operation of our business.
G-III values the views of its stockholders. We proactively seek their views, consider their input, and where appropriate, we modify our programs. As a demonstration of their commitment to stockholder engagement, Messrs. Goldfarb and Aaron volunteered to modify their annual incentive arrangements for fiscal 2014. As part of a continuing dialogue between G-III and the Compensation Committee, and as a demonstration of their commitment to responsible and responsive leadership, Messrs. Goldfarb and Aaron again volunteered to make further material modifications to their annual incentive arrangements beginning in fiscal 2015. We note that neither executive was under any obligation to make these modifications.
Annual Incentive Arrangement for Mr. Goldfarb
The annual incentive arrangement for Mr. Goldfarb for fiscal 2015 and subsequent fiscal years includes the following features, many of which have been modified specifically to address concerns previously raised by our stockholders:
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Performance Targets.   Performance required to achieve the target payout amount is established annually by the Compensation Committee based on the annual forecast communicated to the public. The size of Mr. Goldfarb’s annual incentive is determined based on a comparison of forecasted pre-tax income to the actual pre-tax income achieved.

We chose to use our forecast as the basis for the incentive arrangement because it is transparent to our stockholders. The forecasted pre-tax income is approved by our Board and is part of the forecasted financial statements from which the forecast communicated to the public is derived. Our performance against this forecasted amount is also highly correlated to our stock price performance, providing another link between our performance and Mr. Goldfarb’s pay. Forecasted pre-tax income was $139.8 million for fiscal 2015 and is $188.4 million for fiscal 2016.
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Performance Hurdle.   The formula used to determine the amount of the annual incentive also determines the threshold performance level required for a bonus payment. This approach ensures that the amount of pre-tax income required to achieve a bonus varies in direct correlation to the amount of our pre-tax income, instead of fixing it at a set amount of pre-tax income as was the case prior to the amendment of Mr. Goldfarb’s employment agreement. Based on the formula, we needed to achieve pre-tax income of at least $47.2 million for fiscal 2015 for any annual incentive to be earned for that year and we need to achieve pre-tax income of at least $63.0 million for fiscal 2016 for any annual incentive to be earned for that year. This is a significant increase from the minimum pre-tax income of  $10 million that needed to be achieved to earn an annual incentive under the prior arrangement and is in direct response to concerns expressed previously by our stockholders.

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Payouts Vary Based on Performance.   Mr. Goldfarb’s annual incentive arrangement provides for a “Base Bonus Amount.” The Base Bonus Amount is adjusted either up or down so that payouts vary depending upon how actual pre-tax income compares to our forecasted level of pre-tax income.

If actual pre-tax income is within a range of  +/-15% of forecasted pre-tax income, Mr. Goldfarb receives his Base Bonus Amount.
However, in instances where actual performance falls above or below 15% of forecasted pre-tax income, Mr. Goldfarb’s Base Bonus Amount is adjusted to reflect a reduction for performance significantly below the forecast, or an increase for exceptional performance. The size of the adjustment depends upon the amount by which actual pre-tax income varies from the forecasted pre-tax income level. The adjustments are symmetrical for both upside and downside variations in performance.

If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Goldfarb is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 − 30%	Base Bonus Amount minus 2% of the portion of actual pre-tax that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 4% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Goldfarb shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described below:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 − 15%	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 − 30%	Base Bonus Amount plus 2% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The annual incentive payable pursuant to the preceding row, plus 4% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast
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Payouts May Be Adjusted to Reflect Dilutive Stock Issuances on an Ongoing Basis.   In the event of a dilutive stock issuance, excluding share changes caused by equity compensation awards approved by the Compensation Committee or structural changes that affect capitalization as a whole, such as a stock split, reverse stock split or stock dividend, the Compensation Committee may equitably adjust the percentages in the “Annual Incentive Amount” column downward, but not upward. This provision is intended to reflect stockholder concerns about the use of pre-tax income as the performance metric, rather than a metric such as net income per share.

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Payout Cap.   The maximum annual incentive bonus is capped at an amount equal to one and one-half times the targeted bonus based upon the budgeted level of pre-tax income contained in the approved forecast. This is a decrease from the cap of two times the targeted bonus contained in the previous incentive arrangement.

For fiscal 2015, the annual incentive payment calculated in accordance with the terms of Mr. Goldfarb’s employment agreement was $10,903,617. The actual pre-tax income in fiscal 2015 was $169.8 million, which was 21.4% higher than the forecasted pre-tax income for fiscal 2015.
Our actual pre-tax income for fiscal 2015 included Other income of  $11.5 million. This Other income related to income recognized that was not part of our ordinary business operations. Other income included a gain with respect to the revised estimated contingent consideration payable in connection with our acquisition of Vilebrequin, compensation received for the early termination of the right to operate Calvin Klein Performance stores in Japan, Taiwan and Singapore, a gain from the sale of our interest in a joint venture that operated Calvin Klein Performance stores in China and a gain related to the repurchase, at a discount, of the promissory notes issued as part of the consideration for the acquisition of Vilebrequin.

Mr. Goldfarb voluntarily agreed to a recalculation of his fiscal 2015 bonus that ignored Other income in the calculation of pre-tax income. He believed that calculating his bonus without giving effect to Other income was more appropriate for fiscal 2015. As a result, Mr. Goldfarb received a bonus of  $9,978,064 with respect to fiscal 2015.
Annual Incentive Arrangement for Mr. Aaron
The annual incentive arrangement for Mr. Aaron for fiscal 2015 and subsequent fiscal years is the same as that of Mr. Goldfarb above, except that the annual incentive payments are calculated in accordance with the tables below.
If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Aaron is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 − 30%	Base Bonus Amount minus 1.33% of the portion of actual pre-tax that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 2.66% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Aaron shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described above:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 − 15%	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 − 30%	Base Bonus Amount plus 1.33% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The annual incentive payable pursuant to the preceding row, plus 2.66% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast
For fiscal 2015, the annual incentive payment calculated in accordance with Mr. Aaron’s employment agreement was $7,116,934. Mr. Aaron also voluntarily agreed to a recalculation of his fiscal 2015 bonus that ignored Other income in the calculation of pre-tax income. As a result, Mr. Aaron was awarded a bonus of $6,513,458 with respect to fiscal 2015.
Arrangements for Our Other Named Executive Officers
As a general matter, annual incentive arrangements for our other named executive officers reflect Compensation Committee consideration of the following:
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Recommendations of our Chairman, Chief Executive Officer and President;

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Individual performance as measured by contributions to, among other things, our financial performance, including sales growth, margin improvement and cost reduction, performance of divisions or departments for which the executive is responsible and managing major corporate transactions such as raising capital or the successful completion of an acquisition; and

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Excellent performance in unusual or difficult circumstances.

Incentive Arrangement for Mr. Miller
The annual incentive for Mr. Miller is based upon pre-tax income. To preserve beneficial tax treatment for G-III under Section 162(m) of the Code, Mr. Miller was entitled to a maximum annual incentive of up to 2.5% of our pre-tax income, provided that our pre-tax income exceeded $10,000,000. The Compensation Committee has the discretion to reduce the amount otherwise payable under this formula based on such factors as it deems appropriate, and has exercised this discretion in every year. In fiscal 2015, based on pre-tax income as defined, Mr. Miller was entitled to a maximum annual incentive of  $4,245,275. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Miller, the analysis by the Compensation Committee generally involved the use of qualitative/subjective individual performance goals. Following deliberations, the Compensation Committee determined to award an annual incentive of $2,562,000 to Mr. Miller for fiscal 2015.
In determining the bonus to be awarded, the Compensation Committee also considered overall company performance and Mr. Miller’s contribution to this performance, including the growth in revenues and net income, his role in the integration of G.H. Bass and Vilebrequin, his participation in formulating the strategic direction of G-III, the scope of his job responsibilities, his tenure with G-III, the performance of the divisions of G-III for which he was responsible, the relationship of his total compensation paid to the compensation paid to other G-III executives and the relationship of compensation paid to him in fiscal 2015 to compensation paid to him in prior years.
Incentive Arrangement for Mr. Nackman
In fiscal 2015, the Compensation Committee determined to award an annual incentive of  $606,000 to Mr. Nackman. In making the determination regarding the annual incentive award for Mr. Nackman, the Compensation Committee also considered Mr. Nackman’s individual performance as measured by contributions to, among other things, management of our financial and accounting departments, our financial performance, including sales growth, margin improvement and cost reduction, the relationship of total compensation paid Mr. Nackman to the compensation paid to other executives and the relationship of compensation paid to him in fiscal 2015 to compensation paid to him in prior years.
Long-Term Incentives
We make long-term incentive awards to our Named Executive Officers so as to:
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Align the interests of our executives with those of our stockholders;

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Incentivize and reward our executives to achieve long-term performance objectives and enhanced stockholder value, including achievement of two separate performance hurdles and satisfaction of a time-vesting condition;

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Foster an entrepreneurial environment and instill an ownership culture;

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Recognize accomplishments in the prior fiscal year; and

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Provide meaningful incentives for the continued service of our executives.

Use of Performance-Vested Restricted Stock Units
The Compensation Committee makes awards of performance-vested RSUs because they:
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Align the interests of our executives with those of our stockholders;

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Provide value only upon the achievement of two separate performance hurdles; and

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Minimize the dilutive impact to our stockholders.

Performance Metrics and Additional Vesting Requirements
In fiscal 2015, the Compensation Committee determined that performance-vested restricted shares awarded for fiscal 2015 would be earned only upon the achievement of the following two performance metrics:
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Stock price performance:   the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period (i) during the two-year period commencing on October 23, 2014 is at least $41.00 (adjusted to reflect our two-for-one stock split effective May 1, 2015) (which is 10% above the closing price of our Common Stock on the NASDAQ Global Select Market on October 22, 2014) or (ii) during the following three years after October 23, 2016 is at least $42.86 (adjusted to reflect our two-for-one stock split effective May 1, 2015) (which is 15% above the closing price of our Common Stock on the NASDAQ Global Select Market on October 22, 2014); and

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Net income per share/Enhanced stock price performance:   (A)(i) the amount of our net income per share on a fully diluted basis as reported in our audited financial statements (“Net Income Per Share”) for the fiscal year ending January 31, 2016 or January 31, 2017 is at least 10% greater than the amount of our Net Income Per Share for the fiscal year ending January 31, 2015 (the “2016/2017 Amount”), (ii) if the net income-based performance objective in clause (A)(i) is not satisfied, our Net Income Per Share for the fiscal year ending January 31, 2018 is at least 5% greater than the 2016/2017 Amount (the “2018 Amount”), or (iii) if the net income-based performance objective in clause (A)(i) or (ii) is not satisfied, our Net Income Per Share for the fiscal year ending January 31, 2019 is at least 5% greater than the 2018 Amount, or (B) the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period (i) during the two years beginning on October 23, 2014 is at least $44.725 (adjusted to reflect our two-for-one stock split effective May 1, 2015) (which is 20% above the closing price of our Common Stock on the NASDAQ Global Select Market on October 22, 2014) or (ii) during the following three years after October 23, 2016 is at least $46.59 (adjusted to reflect our two-for-one stock split effective May 1, 2015) (which is 25% above the closing price of our Common Stock on the NASDAQ Global Select Market on October 22, 2014).

In addition to the successful achievement of the performance metrics described above, the right to receive these shares is also subject to a time vesting condition pursuant to which shares become vested at an annual rate of 25% on each of October 5, 2016, 2017, 2018 and 2019, subject to the satisfaction of the two performance conditions. The time vesting condition provides an additional retention element to these awards.
How We Determined Fiscal 2015 Awards
The size of the long-term incentive award made to each executive is a factor of the Compensation Committee’s (i) assessment of demonstrated company performance in the prior year, (ii) the recipient’s contribution to our overall corporate performance in the prior year and (iii) the recipient’s potential contribution to our future growth and financial results.
When compared to fiscal 2014 awards (which related to fiscal 2013 performance), the awards made in fiscal 2015 were generally lower in terms of number of shares granted but higher in value, reflecting the Committee’s assessment of our strong performance in fiscal 2014, including the increase in net income per share and the fact that we exceeded our business plan for the year.
Timing of Equity Awards
We do not have any plan to select option grant dates or restricted stock or RSU award dates for our Named Executive Officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general policy that equity grants to existing employees should be made annually during the first half of our fiscal year. It is anticipated that equity grants to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The exercise price of all stock options awarded to our Named Executive Officers has been made at the market price on the date of the award. The Compensation

Committee retains the discretion not to make equity grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Compensation Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances warrant making a grant at such other times. For example, during each of fiscal 2013, 2014 and 2015, the granting of equity awards was delayed due to the review undertaken of our compensation programs.
Other Compensation Elements
Benefits
Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. Through calendar 2013, fifty percent of the amount of employee contributions, including those of our Named Executive Officers, could be matched by us, at our discretion, up to a maximum of six percent of eligible compensation. Beginning in calendar 2014, a non-discretionary matching contribution was made equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay.
Perquisites
Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our Named Executive Officers, which we believe are consistent in type and amount with those paid by our competitors. For additional information regarding perquisites paid to our executive officers, please see footnotes 1, 2, 3 and 4 to the “Fiscal 2015 Summary Compensation Table” below.
No Tax Gross-Ups
We do not provide tax gross-ups on any benefits or perquisites provided to our Named Executive Officers.
Other Compensation and Governance Programs, Policies and Considerations
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors and our Named Executive Officers. These guidelines are intended to foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.
Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:
Executive	Multiple of Base Salary
Chief Executive Officer and President	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x
Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net, after tax, shares received as the result of the satisfaction of time or performance vesting requirements. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2015.

Clawback /Executive Incentive Compensation Recoupment Policy
Beginning with the fiscal year ended January 31, 2014, in the event that G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.
The Compensation Committee intends to modify this policy to ensure compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), once regulations to be adopted under that Act are finalized.
Anti Hedging Policy
Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.
Anti Pledging Policy
Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock.
The Committee may, in its sole discretion and in limited instances, grant exemptions to this policy after giving consideration to the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.
Employment Agreements
We have employment agreements with Messrs. Goldfarb, Aaron and Miller.
Goldfarb Employment Agreement
Mr. Goldfarb has an employment agreement with us that is effective through January 31, 2018. This agreement is automatically extended each year for an additional year absent a notice of non-extension to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual incentive bonus payable to Mr. Goldfarb, see “Annual Incentive Arrangement for Mr. Goldfarb” above.
Mr. Goldfarb is entitled to an annual contribution of  $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy which names his wife as beneficiary.
For additional information concerning Mr. Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Goldfarb” below.
Aaron Employment Agreement
Mr. Aaron has an employment agreement with us that is effective through January 31, 2016. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. The agreement provides for an annual base salary of  $750,000. For information with respect to the annual incentive bonus payable to Mr. Aaron, see “Annual Incentive Arrangement for Mr. Aaron” above.
For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Aaron” below.

Miller Employment Agreement
Mr. Miller has an employment agreement with us that is effective through January 31, 2017. On August 1, 2015 and on each subsequent August 1 prior to the end of the then term, the term of the agreement will automatically be extended for an additional year unless either party gives written notice of non-extension to the other no more than 60 days prior to such August 1. Mr. Miller is currently paid an annual salary of  $750,000, plus such bonus, if any, as shall be awarded by G-III’s Board of Directors or Compensation Committee, and is entitled to participate in G-III’s benefit plans and arrangements for senior executive personnel.
For additional information concerning Mr. Miller’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Miller” below.
Effect of Section 162(m) of the Code
In general, under Section 162(m) of the Code, a publicly held corporation may not deduct as an expense for federal income tax purposes total compensation in excess of  $1 million paid in any taxable year to each of its chief executive officer and other Named Executive Officers (other than the Chief Financial Officer). The deduction limitation does not apply, however, to qualifying “performance-based” compensation. Annual bonus amounts payable to Messrs. Goldfarb and Aaron pursuant to the stockholder-approved formulae contained in their employment agreements are intended to qualify for the “performance-based” compensation exemption. In addition, our 2005 Plan and, if approved by our stockholders, our 2015 Plan contain provisions allowing us to make performance-based equity and cash incentive awards that are intended to qualify for the “performance-based” compensation exemption.
The Compensation Committee is mindful of the limit on deductibility of certain non-performance-based compensation under Section 162(m) of the Code; however, the Committee is not constrained from authorizing the payment of compensation that is subject to the deduction limit and may do so, as and when it deems appropriate, and in our best interest, under the circumstances. Although the Compensation Committee considers the net cost to us in making its compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that we will be allowed to deduct all of the compensation paid to our executives.
How We Make Compensation Decisions
The Role of the Compensation Committee
Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.
The Compensation Committee consults with our Chairman, Chief Executive Officer and President in connection with making its determinations regarding compensation of our other Named Executive Officers, and relies to a large extent on his evaluation of each executive officer’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.
The Role of Management
Other than our Chairman, Chief Executive Officer and President, no other member of G-III’s management team is involved in determining compensation levels or policies at G-III with respect to our Named Executive Officers. Our Chairman, Chief Executive Officer and President is not involved in the determination of his own pay.
The Role of the Compensation Committee’s Independent Compensation Consultant
Steven Hall & Partners, a nationally recognized executive compensation consultancy, serves as the Compensation Committee’s independent advisor with respect to executive compensation and corporate governance matters. In carrying out these responsibilities, Steven Hall & Partners provides the Compensation Committee with insight and analysis of compensation programs and incentives used by

G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. Steven Hall & Partners also assists the Compensation Committee in its stockholder engagement efforts.
The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion. Steven Hall & Partners has never performed any services other than executive and director compensation and related corporate governance consulting for G-III, and performed its services only on behalf of and at the direction of the Compensation Committee.
The Compensation Committee believes that no conflict of interest was raised as a result of the work performed by Steven Hall & Partners during the year ended January 31, 2015. In reaching this conclusion, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1(b)(4). Specifically, the Compensation Committee has analyzed whether the work of Steven Hall & Partners as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to G-III by Steven Hall & Partners; (ii) the amount of fees from G-III paid to Steven Hall & Partners as a percentage of Steven Hall & Partners’ total revenue; (iii) the policies and procedures of Steven Hall & Partners that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners with a member of the Compensation Committee; (v) any G-III stock owned by Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners; and (vi) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners with a G-III executive officer. Additionally, compensation payments made to Steven Hall & Partners and any affiliates for the year ended January 31, 2015 were less than $120,000 and Steven Hall & Partners or its affiliates did not provide additional services to G-III in excess of $120,000 during the year ended January 31, 2015.
The Role of Stockholder “Say-on-Pay” Votes
G-III values the opinions of its stockholders and has spent considerable time soliciting additional information regarding their views. We incorporate consideration of these views into our decisions regarding the design of our compensation and governance programs and have made numerous changes over the past several years to address specific concerns raised by stockholders. G-III was pleased that it received a positive “say on pay” vote at last year’s Annual Meeting and expects a positive “say on pay” vote at this Annual Meeting.
The Role of Competitive Marketplace Practice
The Compensation Committee periodically reviews the compensation design features and chief executive officer pay levels of companies that are similar to us to ensure that our programs are fair and reasonable. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.
As part of our periodic review of the G-III compensation program in prior years, Steven Hall & Partners has provided an analysis of compensation design features and chief executive officer pay levels based upon market data from public filings of companies that were similar to us. These companies were selected based on the following parameters:
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Appropriately sized companies (revenues ranged from approximately 0.5 to 2 times those of G-III);

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Industries similar to G-III, specifically apparel and retail companies; and

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Companies from the comparator groups used by stockholder advisory groups, excluding those which were clearly inappropriate based on industry classification.

The companies in the most recent pay level peer group included:
Carter’s, Inc.	Lululemon Athletica, Inc.	Skechers USA, Inc.
Columbia Sportswear Co.	Maidenform Brands, Inc. (subsequently acquired by Hanesbrands Inc.)	Steven Madden, Ltd.
Crocs, Inc.	Oxford Industries, Inc.	Under Armour, Inc.
Deckers Outdoor Corp.	Perry Ellis International, Inc.	Warnaco Group, Inc. (The) (subsequently acquired by PVH Corp.)
Kate Spade & Co. (formerly Fifth & Pacific Companies, Inc.)	Quiksilver, Inc.	Wolverine World Wide, Inc.
In addition to the companies, Steven Hall & Partners identified five additional companies which were too large to serve as pay comparators, but which were nonetheless viewed as possible sources for competitive intelligence regarding pay design and practices. The additional companies in the most recent practice peer group included:
Guess?, Inc.	The Jones Group Inc. (subsequently acquired by Sycamore Partners)	PVH Corp.
Ralph Lauren Corp.	VF Corp.
The Compensation Committee expects that it will review competitive marketplace practice from time to time in the future. At that time, it expects that the comparator group will be reviewed to ensure continued appropriateness of these companies in light of changes in revenue size and business mix (for G-III and the respective comparator companies), as well as merger and acquisition activity. Additionally, other companies meeting the selection parameters may be included in the group if deemed appropriate by the Committee.
The Consideration of Risk
The Compensation Committee incorporates considerations of risk into its deliberations regarding pay levels and practices, and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Richard White, Chairman
Laura Pomerantz
Allen Sirkin
Willem van Bokhorst

FISCAL 2015 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the two other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2015 total compensation (excluding changes in pension value and nonqualified deferred compensation earnings). The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
Morris Goldfarb Chairman of the Board, Chief Executive Officer and President	2015	1,000,000	9,978,064	4,516,308	—(3)	302,863	15,797,235
	2014	1,000,000	7,735,277	4,023,240	—(4)	299,910	13,058,827
	2013	1,000,000	5,744,992	3,479,000	240,766(5)	299,768	10,764,526
Neal S. Nackman Chief Financial Officer and Treasurer	2015	425,000	606,000	463,225	—	20,840	1,515,065
	2014	375,000	550,000	412,600	—	11,370	1,348,970
	2013	354,000	425,000	347,900	—	11,220	1,138,120
Sammy Aaron Vice Chairman	2015	750,000	6,513,458	3,474,052	—	37,330	10,774,840
	2014	750,000	5,049,417	3,094,800	—	33,459	8,927,676
	2013	750,000	3,750,203	2,296,140	—	31,375	6,827,718
Wayne S. Miller Chief Operating Officer and Secretary	2015	645,833	2,562,000	2,316,057	—	79,938	5,603,828
	2014	500,000	2,000,000	2,063,200	—	78,486	4,641,686
	2013	500,000	1,500,000	1,739,500	—	75,248	3,814,748

(1)
The amounts reflect the full grant date fair value of restricted performance stock units under FASB ASC Topic 718 awarded to the Named Executive Officers in fiscal 2015. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015.

(2)
All Other Compensation includes the following:

Name	Fiscal Year	Life Insurance Premiums(a)	Supplemental Long-Term Disability Coverage Insurance Premiums(b)	Matching Contribution to 401(k) Plan(c)	Perquisites	Total
Morris Goldfarb	2015	138,900	17,353	10,400	136,210(d)	302,863
	2014	138,900	17,353	7,650	136,007(e)	299,910
	2013	138,900	17,353	7,500	136,015(f)	299,768
Neal S. Nackman	2015	10,440	—	10,400	—	20,840
	2014	3,720	—	7,650	—	11,370
	2013	3,720	—	7,500	—	11,220
Sammy Aaron	2015	7,382	—	10,400	19,548(g)	37,330
	2014	7,382	—	7,650	18,427(g)	33,459
	2013	7,382	—	7,500	16,493(g)	31,375
Wayne S. Miller	2015	46,500	15,129	10,400	7,909(h)	79,938
	2014	47,617	15,129	7,650	8,091(h)	78,486
	2013	47,029	15,129	7,500	5,590(h)	75,248

(a)
The full amount of all premiums paid by G-III for life insurance coverage.

(b)
The full amount of all premiums paid for supplemental long term disability coverage.

(c)
The full amount of our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

(d)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,210 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,007 for the reimbursement of Mr. Goldfarb’s parking expenses.

(f)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,015 for the reimbursement of Mr. Goldfarb’s parking expenses.

(g)
The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

(h)
The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

(3)
There were $1,529 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $256,073 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of  $251,544.

(4)
There were $2,944 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $127,875 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of  $124,931.

(5)
Includes $49,292 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of  $191,474 in the market value of the investments in the supplemental executive retirement plan account.

Narrative Discussion of Fiscal 2015 Summary Compensation Table Information
For a narrative description of the material terms of each of Mr. Goldfarb’s, Mr. Aaron’s and Mr. Miller’s employment agreement, see “Compensation Discussion and Analysis — Employment Agreements” above, and for a narrative description of the material terms of the grants of planned base awards to our named executive officers, see “Fiscal 2015 Grants of Plan Based Awards.” The following is a narrative explanation of the amount of base salary and bonus each for each of our named executive officer’s in proportion to each named executive officer’s respective total compensation.
Mr. Goldfarb’s base salary constituted 9.3%, 7.7% and 6.3% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively. His cash bonus constituted 53.4%, 59.8% and 63.2% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively.
Mr. Nackman’s base salary constituted 31.1%, 27.8% and 28.1% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively. His cash bonus constituted approximately 37.3%, 40.8% and 40.0% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively.
Mr. Aaron’s base salary constituted approximately 11.0%, 8.4% and 7.0% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively. His cash bonus constituted approximately 54.9%, 56.6% and 60.5% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively.
Mr. Miller’s base salary constituted approximately 13.1%, 10.8% and 11.5% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively, and his cash bonus constituted 39.3%, 43.1% and 45.7% of his total compensation in fiscal 2013, fiscal 2014 and fiscal 2015, respectively.

FISCAL 2015 GRANTS OF PLAN-BASED AWARDS
In October 2014, we granted restricted performance stock units to each of our Named Executive Officers. The following table summarizes the grant of RSUs made to each of the Named Executive Officers in the fiscal year ended January 31, 2015.
Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards ($)(2)
Morris Goldfarb	October 23, 2014	134,936	4,516,308
Neal Nackman	October 23, 2014	13,840	463,225
Sammy Aaron	October 23, 2014	103,796	3,474,052
Wayne Miller	October 23, 2014	69,198	2,316,057

(1)
The number of performance stock units has been adjusted to reflect our two-for-one stock split effective May 1, 2015. The amounts reflect the number of restricted performance stock units awarded to the Named Executive Officers in fiscal 2015 with respect to performance in fiscal 2014. These awards are subject to performance- and time-based vesting conditions, as described more completely under “Compensation Discussion and Analysis — Long-Term Incentives” above. As of the end of fiscal 2015, the two performance conditions had been satisfied when the average closing price of our Common Stock was at least $44.725 (adjusted to reflect our two-for-one stock split effective May 1, 2015) over a twenty consecutive trading day period. The awards remain subject to additional time-based vesting conditions.

(2)
The amounts reflect the full grant date fair value of restricted performance stock units under FASB ASC Topic 718 awarded to the Named Executive Officers in fiscal 2015. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END
The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2015. There were no stock option awards outstanding at that date. The number of performance stock units has been adjusted to reflect our two-for-one stock split effective May 1, 2015.
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Morris Goldfarb	134,936(2)	6,557,890
	156,000(3)	7,581,600
	150,000(4)	7,290,000
	150,000(5)	7,290,000
Neal S. Nackman	13,840(2)	672,624
	16,000(3)	777,600
	15,000(4)	729,000
	10,000(5)	486,000
Sammy Aaron	103,796(2)	5,044,486
	120,000(3)	5,832,000
	99,000(4)	4,811,400
	100,000(5)	4,860,000
Wayne S. Miller	69,198(2)	3,363,023
	80,000(3)	3,888,000
	75,000(4)	3,645,000
	65,000(5)	3,159,000

(1)
Market value of unvested RSUs assumes a price of  $48.60 (adjusted to reflect our two-for-one stock split effective May 1, 2015) per share of our Common Stock as of January 31, 2015.

(2)
Reflects unvested restricted performance stock units issued to the Named Executive Officers in fiscal 2015 under the 2005 Plan. As the performance conditions have been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on October 5, 2016, 25% on October 5, 2017, 25% on October 5, 2018 and 25% on October 5, 2019.

(3)
Reflects unvested restricted performance stock units issued to the Named Executive Officers in fiscal 2014 under the 2005 Plan. As the performance conditions were satisfied subsequent to January 31, 2015, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on October 5, 2015, 25% on October 5, 2016, 25% on October 5, 2017 and 25% on October 5, 2018.

(4)
Reflects unvested restricted performance stock units issued to the Named Executive Officers in fiscal 2013 under the 2005 Plan. As the performance conditions have been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on October 5, 2015, October 5, 2016 and October 5, 2017.

(5)
Reflects unvested restricted performance stock units issued to the Named Executive Officers in fiscal 2012 under the 2005 Plan. As the performance condition has been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on June 29, 2015 and June 29, 2016.

FISCAL 2015 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information as to all option exercises and shares vested for the Named Executive Officers for the fiscal year ended January 31, 2015.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Morris Goldfarb	—	—	215,000	8,510,800
Neal S. Nackman	—	—	15,000	598,525
Sammy Aaron	—	—	143,000	5,660,115
Wayne S. Miller	—	—	82,500	3,298,850

(1)
Reflects the aggregate market value of the Common Stock on date of exercise less the aggregate exercise price paid.

(2)
Reflects vested performance RSUs issued. These units vested on March 17, 2014, June 29, 2014 and October 5, 2014.

(3)
Reflects the aggregate value of the shares issued at a market price of  $37.62 on March 17, 2014, $40.83 on June 29, 2014, and $41.255 on October 5, 2014 (adjusted to reflect our two-for-one stock split effective May 1, 2015).

FISCAL 2015 NONQUALIFIED DEFERRED COMPENSATION
The table below sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2015.
Name	Executive Contributions in Fiscal 2014 ($)	Registrant Contributions in Fiscal 2014 ($)	Aggregate Earnings (Loss) in Fiscal 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 31, 2015 ($)
Morris Goldfarb	—	100,000(1)	(251,544)(2)	—	1,117,486(3)

(1)
Amount has been reported as “All Other Compensation” in the Fiscal 2015 Summary Compensation Table.

(2)
Amount has been included in the calculation of the “Change in Pension Value and Nonqualified Deferred Compensation” in the Fiscal 2015 Summary Compensation table. See footnote (3) to the Fiscal 2015 Summary Compensation table. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)
Reflects the aggregate amount of contributions by G-III for the named executive officer during his career with G-III plus the investment earnings thereon. Amounts deferred each year by the named executive officer have been reported in the Fiscal 2015 Summary Compensation Table in the year earned.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We have entered into employment agreements with each of Mr. Goldfarb, Mr. Aaron and Mr. Miller, and executive transition agreements with each of Mr. Nackman and Mr. Miller, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.
Severance and Change in Control Arrangements of Mr. Goldfarb
In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will continue to receive his annual salary, annual bonus and other benefits for the term of the employment agreement. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive an amount equal to 2.99 times his annual base salary and bonus in a lump sum in cash within 30 days after such termination date, plus certain employment-related benefits for a period of three years from the date of his termination. Mr. Goldfarb is not entitled to a gross-up in the event of a Change in Control. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in the fiscal year of his death.
Severance and Change in Control Arrangements of Mr. Aaron
If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary and other benefits for the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment. Our obligation to pay such compensation will be conditional upon Mr. Aaron executing a general release. Mr. Aaron is not entitled to a gross-up in the event of a Change in Control. If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.
Mr. Aaron has agreed that until one year following the termination of his employment (or, if a Change in Control occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, until the date that is six months after his termination date) he will not carry on, take part in, or render services to, any person engaged in the manufacture, distribution, sale or promotion of men’s and women’s outerwear or women’s suits and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employees. In addition, Mr. Aaron has agreed that at any time following expiration or termination of his employment, he will not disclose to any person any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.

Severance and Change in Control Arrangements of Mr. Miller
If we terminate Mr. Miller’s employment for justifiable cause (as defined in his employment agreement) or Mr. Miller voluntarily resigns without good reason (as defined in his employment agreement), Mr. Miller will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Miller’s employment is terminated without justifiable cause or by Mr. Miller for good reason, Mr. Miller will continue to receive his annual salary and other benefits for 18 months from the date his employment terminates, and, in determining compensation for the payment period, shall be deemed to have been granted a bonus of  $500,000 per year, or $750,000 for the 18-month payment period. However, payments to Mr. Miller in upon a termination of his employment in connection with a “Change of Control” (as such term is defined in his executive transition agreement) will be determined in accordance with the terms of the executive transition agreement between Mr. Miller and us. The executive transition agreement provides that if a “Change in Control” occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Miller is terminated by us without “cause” (as defined in the executive transition agreement) or resigns for “good reason” (as defined in the executive transition agreement), he will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. Mr. Miller is not entitled to a gross-up in the event of a Change in Control.
If Mr. Miller’s employment agreement is terminated due to his disability or death, Mr. Miller will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated or through the date of his death.
Mr. Miller has agreed that until one year following the termination of his employment, he will not carry on, take part in, or render services to, any person engaged in any business in competition with any business engaged in by G-III during the term of his employment by G-III and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employees. In addition, Mr. Miller has agreed that he will not, at any time following expiration or termination of his employment, disclose any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.
Severance and Change in Control Arrangements of Mr. Nackman
The executive transition agreement between Mr. Nackman and us provides that if a “Change in Control” (as defined in the executive transition agreement) occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Nackman is terminated by us without “cause” (as defined in the executive transition agreement) or resigns for “good reason” (as defined in the executive transition agreement) he will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of  (a) his highest annual salary in effect during the one-year period before his or her termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. Mr. Nackman is not entitled to a gross-up in the event of a change in control.
Acceleration of Vesting upon Termination or Change in Control
There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of the stock options or RSUs upon their termination of employment or a change in control. Each Named Executive Officer has three months after the termination of his employment to exercise his vested stock options, if any, unless his employment is terminated by reason of death or disability, in which case any vested stock options would remain exercisable for one year after termination, or his employment is terminated for cause, in which case the options will immediately terminate and cease to be exercisable. Upon the termination of a Named Executive Officer’s employment or other service with the company, the right to shares of Common Stock covered by RSUs, to the extent not previously vested, will terminate and be canceled.

Estimated Payouts on Termination of Employment
The following tables disclose the estimated payments and benefits that would be provided to each of Messrs. Goldfarb, Aaron, Nackman and Miller, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2015 and their last day of employment was January 31, 2015.
These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.
Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.
Morris Goldfarb, Chairman, Chief Executive Officer and President
	Termination without Cause or Resignation for Cause	Termination without Cause or Resignation for Cause in Connection with a Change in Control
Base Salary	$3,000,000(1)	$2,990,000(1)
Bonus	$29,934,192(2)	$29,834,411(2)
Value of Medical Benefits	$468,759(3)	$467,196(3)
Total	$33,402,951	$33,291,608

(1)
Assumes a base salary of  $1,000,000 per year.

(2)
Assumes that the annual cash bonus of Mr. Goldfarb for the remainder of the term of his employment will be equal to the bonus granted to Mr. Goldfarb for fiscal 2015.

(3)
Includes the premiums to be paid by G-III for life insurance and supplemental long term disability coverage.

Sammy Aaron, Vice Chairman
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000(1)	$1,500,000(1)
Bonus	$6,513,458(2)	$13,026,916(2)
Value of Medical Benefits	$7,382(3)	$14,764(3)
Total	$7,270,840	$14,541,680

(1)
Assumes a base salary of  $750,000 per year.

(2)
Assumes that the annual cash bonus of Mr. Aaron for the remainder of the term of his employment will be equal to the bonus granted to Mr. Aaron for fiscal 2015.

(3)
Includes the premiums to be paid by G-III for life insurance.

Neal S. Nackman, Chief Financial Officer
Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$637,500(1)
Bonus	$909,000(2)
Value of Medical Benefits	$15,660(3)
Total	$1,562,160

(1)
Assumes a base salary of  $450,000 per year.

(2)
Assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $606,000, which is equal to the bonus granted to Mr. Nackman for fiscal 2015.

(3)
Includes the premiums to be paid by G-III for life insurance.

Wayne S. Miller, Chief Operating Officer
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$1,125,000(1)	$1,125,000(1)
Bonus	$750,000(2)	$3,843,000(3)
Value of Medical Benefits	$69,750(4)	$69,750(4)
Total	$1,944,750	$5,037,750

(1)
Assumes a base salary of  $750,000 per year.

(2)
Pursuant to his employment agreement, Mr. Miller is deemed to have been granted a bonus of $500,000 per year.

(3)
Assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $2,562,000, which is equal to the bonus granted to Mr. Miller for fiscal 2015.

(4)
Includes the premiums to be paid by G-III for life insurance.

DIRECTOR COMPENSATION
Our Non-Employee directors receive an annual cash retainer of  $35,000 per year for service as a director of G-III. In addition, Non-Employee Directors receive a fee of  $1,000 per Board or Committee meeting attended, subject to the proviso in the next sentence, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Members of the Audit and Compensation Committees receive an annual retainer of  $10,000, provided that no per meeting fees are paid unless the number of Audit or Compensation Committee meetings exceeds five per year.
Additional annual fees paid to Non-Employee Directors are as follows:
Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000
In June 2014, the Compensation Committee decided to adopt a policy that it would make an annual grant to non-employee directors of RSUs valued at $100,000 with a vesting period of three years. It was also decided that the Lead Independent Director would receive an additional grant of RSUs valued at $50,000 that would also vest over a period of three years.
Fiscal 2015 Director Compensation Table
Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2015, other than Morris Goldfarb and Sammy Aaron. Neither Mr. Goldfarb nor Mr. Aaron receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Messrs. Goldfarb and Aaron is reported in the Fiscal 2015 Summary Compensation Table appearing elsewhere in this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	44,833	99,976	—	144,809
Alan Feller	54,167	99,976	—	154,143
Jeffrey Goldfarb(3)	—	—	—	—
Jeanette Nostra(4)	—	—	—	—
Laura Pomerantz	41,500	99,976	—	141,476
Allen Sirkin	42,500	99,976	—	142,476
Willem van Bokhorst	47,167	99,976	—	147,143
Cheryl Vitali	37,833	99,976	—	137,809
Richard White	82,833	149,922	—	232,755

(1)
The amount indicated includes the annual cash retainer, annual payments to the chairs of committees and fees for each Board or committee meeting attended.

(2)
In June 2014, our Compensation Committee granted each of Thomas Brosig, Alan Feller, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali and Richard White RSUs that enable each of them to receive up to 2,414 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,206 RSUs to Mr. White in recognition of his service as Lead Independent Director. All of these awards became effective after each director’s election to the Board at the 2014 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the grant date, which constitutes the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015. At January 31, 2015, the directors named in the table above held unvested RSUs as follows: Mr. Thomas Brosig, 9,614 RSUs; Mr. Alan Feller, 9,614 RSUs; Mr. Jeffrey Goldfarb, 129,598 RSUs; Ms. Jeanette Nostra, 25,200 RSUs; Ms. Laura Pomerantz, 9,614 RSUs; Mr. Allen Sirkin, 8,814 RSUs; Mr. Willem van Bokhorst, 9,614 RSUs; Ms. Cheryl Vitali, 10,414 RSUs; and Mr. Richard White, 10,820 RSUs. In addition, at that date, the following directors held stock options to purchase our common stock as follows: Mr. Thomas Brosig, 3,600; Mr. Alan Feller, 1,200; Ms. Laura Pomerantz, 25,200; Mr. Willem van Bokhorst, 30,000; and Mr. Richard White, 15,600.
(3)
Jeffrey Goldfarb does not receive any compensation for his services as a director because he is compensated as our employee. Certain compensation information with respect to Mr. Goldfarb, who is a director and an employee of ours, is set forth under “Certain Relationships and Related Transactions.”

(4)
Ms. Nostra does not receive any compensation for her services as a director because she is compensated as our employee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Eleven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the eleven persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
Set forth below is information provided by each director with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.
Director	Age	Year First Became Director	Business Experience
Morris Goldfarb	64	1974	Chairman of the Board, Chief Executive Officer and President of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb serves as a director of Oppenheimer Holdings Inc.(but is not standing for reelection at its annual meeting held in May 2015) and RLJ Entertainment, Inc. Mr. Goldfarb served as a director of Black Ridge Oil & Gas, Inc. from November 2010 until October 2012 and of Christopher & Banks Corporation from January 2011 to June 2013. Mr. Goldfarb has significant knowledge of all facets of our company. His long history with the company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.
Sammy Aaron	55	2005	Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. Mr. Aaron is the Chief Executive Officer of our Calvin Klein divisions. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd. Mr. Aaron has over 25 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.
Thomas J. Brosig(3)	65	1992	Mr. Brosig is currently a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President and Chief Executive Officer from September 1996 to January 1999.

Director	Age	Year First Became Director	Business Experience
			Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.
Alan Feller(1)	73	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant. Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.
Jeffrey Goldfarb	38	2009	Since 2004, Mr. Goldfarb has served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Fashion Delivers Charitable Foundation, Inc., a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney. Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.
Jeanette Nostra	61	2013	Ms. Nostra is currently a senior advisor at G-III. She served as G-III’s President from April 1997 to September 2013. From March 2008 to July 2011, Ms. Nostra also acted as President of the G-III’s Andrew Marc division. G-III has employed Ms. Nostra since 1981, and her responsibilities have included sales, marketing, product development and licensing for selected divisions, as well as business development for international sales. As a result, she brings broad knowledge about our business to the Board.
Laura Pomerantz(2)	67	2005	Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 1994, she has also been President of LHP Consulting and Management, a real estate consulting firm. She serves as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

Director	Age	Year First Became Director	Business Experience
Allen Sirkin(2)	73	2013	Mr. Sirkin was employed by PVH Corp., one of the world’s largest apparel companies, from 1985 until June 2012. He served as Chairman of PVH’s Apparel Group from 1990 until 1995, was named Vice Chairman, Dress Shirts in 1995 and became President and Chief Operating Officer of PVH in March 2006. Mr. Sirkin relinquished his role as Chief Operating Officer of PVH in February 2012 and retired from PVH in June 2012. Prior to his service with PVH, he was employed by a number of apparel companies in senior executive positions. Mr. Sirkin’s long and distinguished career and his extensive experience in and knowledge of the apparel industry are of great benefit to our Board.
Willem van Bokhorst(1)(2)	69	1989	Managing Partner of STvB Advocaten, a Curaçao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty five years. Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.
Cheryl Vitali(3)	54	2011	Ms. Vitali is the General Manager for the Kiehl’s Worldwide division of L’Oreal, a leading cosmetics and beauty products company, where she oversees the worldwide strategy, product innovation and retail marketing plans for the Kiehl’s brand. She has been with L’Oreal since 2003 and has also served as Senior Vice President — Marketing for the Lancôme brand from 2009 to 2010 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oreal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company. She was Executive Vice President, General Manager, Revlon Global Brands, from 2000 to 2002 and Executive Vice President, Marketing Portfolio Group from 1998 to 2000. Ms. Vitali served as Vice President, Marketing, Playtex Intimate Apparel, a division of the Sara Lee Corporation, from 1995 through 1998. Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product experience and expertise that is of great benefit to our Board.
Richard White(1)(2)(3)(4)	61	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods. Mr. White served as a director of Real Goods Solar, Inc., a residential and commercial solar energy company, from December 2013 until December 2014 and of Lakes Entertainment Inc., a company that develops and manages casino properties, from

Director	Age	Year First Became Director	Business Experience
December 2006 until June 2013. Mr. White previously served as a director of G-III from November 1991 to July 1993. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Lead Independent Director

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.
THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE ELEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

PROPOSAL NO. 2
APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN
General Information
Our stockholders are being asked to approve the 2015 Plan as set forth in this Proposal No. 2. Our Board of Directors adopted the 2015 Plan on April 1, 2015, subject to approval by our stockholders at our Annual Meeting. The 2015 Plan would replace the 2005 Plan, which will expire on June 9, 2015 (the date of the Annual Meeting); for the avoidance of doubt, any shares available under our 2005 Plan will not be carried over into our 2015 Plan. The 2015 Plan would allow us to continue making various forms of equity- and cash-based incentive compensation awards to our officers, employees and other eligible personnel similar to those authorized by the expiring 2005 Plan. Also, if approved by our stockholders, the 2015 Plan would allow us to grant performance-based incentive awards that are intended to be exempt from the tax deduction limitations of Section 162(m) of the Code.
Long-term equity and other forms of incentive compensation have been and are expected to continue to be necessary and key components of our overall compensation program. The Board believes that our ability to grant equity-based incentive compensation under the 2015 Plan will enable us to meet several objectives that are important to the success and growth of our business, including, for example, fostering an ownership mentality that aligns the interests of our management and other personnel with those of our stockholders, and enabling us to attract, motivate, reward and retain talented individuals whose skills, experience and efforts are essential to the continuing success and development of our business and the enhancement of stockholder value. In determining the number of shares to be requested, we considered our historical three-year burn rate, as well as the publicly disclosed views of shareholders and shareholder advisory firms.
If the 2015 Plan is not approved, we will lose what has become an indispensable part of our compensation program (due to the expiration of the 2005 Plan). The Board believes we would therefore face serious challenges to our ability to attract and retain management and other key personnel which, if not otherwise addressed, would adversely affect our business. Our ability to continue making incentive compensation awards that are deductible for income tax purposes would also be significantly diminished. In short, the Board believes strongly that approval of the 2015 Plan is in the best interests of our company and our stockholders and that, if the 2015 Plan is not approved, our business and the interests of our stockholders will be harmed.
Equity Compensation Plan Information
The following table provides information as of January 31, 2015, the last day of fiscal 2015, regarding securities issued under our existing equity compensation plans that were in effect during fiscal 2015. All share amounts in this table have been adjusted to reflect the two-for-one stock split that was effective on May 1, 2015.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,560,588(1)	$11.16(2)	3,521,954(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,560,588(1)	$11.16(2)	3,521,954(3)

(1)
Includes outstanding awards of 469,176 stock options, which have a weighted average exercise price of $11.16 and weighted average remaining term of 5.2 years, and 2,091,412 shares of Common Stock issuable upon vesting of RSUs.

(2)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

(3)
Includes 961,366 shares of Common Stock reserved under the 2005 Plan., options to purchase 430,776 shares and RSU’s representing 2,091,412 shares that have not fully vested under the 2005 Plan, and options to purchase 38,400 shares under the expired 1999 Non-Employee Directors Plan.

The following table provides more up-to-date information, and includes all outstanding awards, as of May 1, 2015:
Shares subject to outstanding awards(1)	2,537,588
Shares available for future equity awards under the 2005 Plan(2)	961,366
Shares to be available for future equity awards under the 2015 Plan(3)	2,500,000
Total shares	5,998,954
Percentage of outstanding shares (diluted)(4)	11.8%

(1)
Includes 446,176 outstanding stock options with a weighted average exercise price of  $11.16 and a weighted average remaining term of 5.2 years. Includes 2,091,412 outstanding RSUs, with a combined weighted average remaining term of 3.0 years.

(2)
This is the number of shares that remain available at May 1, 2015 for new awards under the 2005 Plan. These shares will cease to be available upon expiration of the 2005 Plan on June 9, 2015.

(3)
This is the number of shares that will be reserved for awards under the 2015 Plan. Although 961,366 shares remain available at May 1, 2015 for new awards under the 2005 Plan, these shares will cease to be available upon expiration of the 2005 Plan on June 9, 2015. If approved by stockholders, the 2015 Plan will be our only plan authorizing the grant of equity awards.

(4)
The number of outstanding shares (the denominator in this calculation) includes all Common Stock outstanding at May 1, 2015 and includes potential dilution from issuance of unissued shares reserved for outstanding awards under the 2005 Plan and future awards under the 2015 Plan.

Reasons for Stockholder Approval
The Board seeks stockholder approval of the 2015 Plan in order to meet requirements of the NASDAQ Global Select Market, on which our shares are listed and, as noted above, to permit us to grant awards under the 2015 Plan that qualify for tax deductibility without limitation under Section 162(m) of the Code. Stockholder approval of the 2015 Plan will also permit us to grant “incentive stock options” (within the meaning of Section 422 of the Code), which may provide more favorable tax treatment to employees. In addition, we regard stockholder approval of the 2015 Plan as desirable and consistent with our past practice and with corporate governance best practices generally.
Certain Features Included in the Proposed 2015 Plan
The 2015 Plan includes a number of features that are designed to reflect best corporate governance and compensation practices and otherwise take into account our stockholders’ interests, including —
•
The 2015 Plan would allow us to grant various forms of equity- and cash-based incentive compensation opportunities, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based stock or cash awards and, in turn, provide our Compensation Committee with sufficient flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices;

•
There is no “evergreen” provision for automatically replenishing the authorized pool of shares available for awards under the 2015 Plan;

•
There are limitations on the number of shares and the value of cash incentive awards that may be made to any individual in any fiscal year;

•
Repricing of stock options or stock appreciation rights or cash buyouts of underwater stock options or stock appreciation rights is prohibited without stockholder approval;

•
The granting of discounted stock options and stock appreciation rights and the granting of “reload” or replacement options are prohibited;

•
Shares repurchased by us on the open market with proceeds from the exercise of stock options may not be returned to the pool of shares available for awards under the 2015 Plan;

•
Awards that are continued or assumed in connection with a change in control are subject to “double trigger” vesting;

•
Awards are subject to minimum vesting of at least one year, and the Compensation Committee has only limited authority to accelerate vesting upon termination of a participant’s employment;

•
Awards made under the 2015 Plan are subject to our executive incentive compensation clawback policies; and

•
Our Compensation Committee may grant performance-based awards under the 2015 Plan that are intended to qualify for exemption from the compensation deduction limitations of Section 162(m) of the Code.

Summary of the 2015 Plan
A general description of the principal terms of the 2015 Plan adopted by the Board is set forth below. This description is qualified in its entirety by reference to the full text of the 2015 Plan, set forth in Appendix A. All share amounts take into account our two-for-one stock split that was effective May 1, 2015.
Types of Award; Eligibility.   The 2015 Plan would enable us to grant non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, other forms of equity-based awards and performance-based cash incentive awards to our and any of our subsidiaries’ employees, non-employee directors, consultants, independent contractors and other service providers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 6,600; a total of 139 employees and directors hold outstanding equity awards under our 2005 Plan.
Authorized Shares; Share-Counting Rules.   We would be able to issue up to 2,500,000 shares of our Common Stock pursuant to awards made under the 2015 Plan, subject to the following share-counting rules:
•
The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued;

•
Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2015 Plan and will not be available for issuance under future grants;

•
Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2015 Plan; and

•
The following shares will be deemed not to have been issued and will remain available for issuance under new awards: (a) shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise; (b) shares covered by restricted stock, restricted stock unit or other awards that are forfeited; (c) shares covered by an award that is settled in cash or that otherwise terminates without shares being issued; and (d) shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company or a combination with another company.

On May 4, 2015, the closing price per share of our Common Stock in transactions reported on the NASDAQ Global Select Market was $56.57 per share.

Individual Award Limitations.   No more than 400,000 shares may be issued pursuant to awards granted to any individual in any fiscal year. The maximum performance-based cash incentive award that may be made to any individual under the 2015 Plan for any fiscal year is $10,000,000.
Adjustments for Capital Changes.   In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend or other capital change involving the outstanding shares of our Common Stock, the aggregate number of shares that may be issued under the 2015 Plan, the fiscal year share limitations on individual awards, the number, class and exercise price of shares covered by outstanding awards and performance goals expressed in or with respect to shares will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2015 Plan and any outstanding awards.
Administration.   In general, the Compensation Committee of the Board, acting in its discretion, will have full authority and responsibility for administering the 2015 Plan. Subject to the terms of the 2015 Plan, the Compensation Committee may select the persons who will receive awards, determine the types of awards to be granted and prescribe the terms and conditions of such awards. The Compensation Committee will also be responsible for construing, interpreting and applying the provisions of the 2015 Plan and of any award made under the 2015 Plan, and its decisions and determinations will be final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2015 Plan, unless attributable to fraud or willful misconduct.
Vesting Limitations.   The Compensation Committee will not have the authority to accelerate the vesting of an outstanding award by reason of a participant’s termination of employment unless either (a) the termination is in connection with a change in control of our company (as defined in the 2015 Plan) or on account of the participant’s death, disability or retirement, or (b) the termination occurs for any other reason and the net number of shares that would be issued because of the acceleration is not more than 10% of the aggregate number of shares that may be issued under the 2015 Plan. In addition, all share-based awards granted by the Compensation Committee must provide a vesting condition of at least one year.
Stock Options.   The Compensation Committee may grant stock options under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Stock options granted under the Plan may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as non-qualified options (i.e., options which do not qualify as “incentive stock options”). The exercise price of any stock option granted under the 2015 Plan must be at least equal to the fair market value of our Common Stock on the date the option is granted (110% of fair market value in the case of   “incentive stock options” granted to ten percent stockholders). The maximum term of an option granted under the 2015 Plan is ten years (five years in the case of  “incentive stock options” granted to ten percent stockholders).
Stock Appreciation Rights.   The Compensation Committee may grant stock appreciation rights under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. A stock appreciation right allows the participant to receive payment, in cash and/or shares of our Common Stock, equal to the difference between the fair market value of our Common Stock on the date the stock appreciation right is exercised and the base price specified in the award. The base price must be at least equal to the fair market value of our Common Stock on the date the stock appreciation right is granted. The maximum term of a stock appreciation right granted under the 2015 Plan is ten years.
Restricted Stock.   The Compensation Committee may grant restricted stock awards under the 2015 Plan, pursuant to which shares of our Common Stock are issued to the participant subject to specified vesting and other terms and conditions. In general, the holder of restricted shares will have all of the rights of a stockholder with respect to such shares. Dividends on restricted shares will be subject to the same vesting, forfeiture and payment terms and conditions that apply to the restricted shares. In general, if the recipient of a restricted stock award terminates employment or service, any unvested shares will be forfeited.
Restricted Stock Units.   The Compensation Committee may grant restricted stock units under the 2015 Plan. Restricted stock units represent the right to receive shares of our Common Stock in the future, subject to specified vesting and other terms and conditions. Vested restricted stock units may be settled in cash and/or shares of our Common Stock. The holder of restricted stock units may not vote the underlying shares before the units become vested and the shares are issued. The Compensation Committee may provide for the crediting of dividend equivalents with respect to restricted stock units (based upon dividends paid to our stockholders), subject to applicable vesting and payment conditions. In general, if the recipient of restricted stock units terminates employment or service, any unvested restricted stock units (and related dividend equivalents) will be forfeited.
Other Forms of Stock Award; Performance-Based Cash Incentive Awards.   The Compensation Committee may grant other forms of awards under the 2015 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our Common Stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our Common Stock and will be subject to the provisions of the 2015 Plan and any vesting and other terms and conditions prescribed by the Compensation Committee. In addition, the 2015 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and such other terms and conditions as the Compensation Committee may prescribe.
Section 162(m) Performance Awards and Goals.   Section 162(m) of the Code imposes a $1 million deduction limit on annual compensation paid to each of our Named Executive Officers (other than our Chief Financial Officer). Section 162(m) provides an exemption from the deduction limit for “performance-based compensation” that meets certain conditions, including a stockholder approval condition. The 2015 Plan authorizes our Compensation Committee to grant restricted stock, restricted stock units, cash and other incentive awards that are intended to qualify for this exemption. In general, a performance-based award made under the 2015 Plan may qualify for the performance-based compensation exemption if, among other things, the amount earned under the award and/or vesting of the award is conditioned upon the attainment of objective performance goals that are pre-established by the Compensation Committee and that are based upon any one or more of the following performance factors, in each case taking into account such adjustments and other objective factors the Compensation Committee may specify at the time a performance goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales and return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).
In establishing performance goals with respect to an award intended to qualify for the Section 162(m) performance-based compensation exemption, the performance factors listed above may be expressed by reference to our performance and/or the performance of any one or more subsidiaries and/or the performance of any of our or any subsidiary’s divisions, business segments or business units, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Compensation Committee may adjust performance goals as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of an award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to our operations or not within the reasonable control of our management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles. If dividends or dividend equivalents are paid or credited on performance-based awards, they will be subject to the same performance conditions as apply to the underlying awards.

Transferability of Awards.   In general, awards made under the 2015 Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee.
Recoupment of Awards.   The 2015 Plan provides that shares and/or cash distributed pursuant to awards made under the 2015 Plan are subject to our incentive compensation clawback policies as in effect from time to time and, as applicable, the clawback requirements of Section 954 of the Dodd-Frank Act.
No Repricing of Awards.   Without the approval of our stockholders, we may not (a) reduce the exercise price of options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with a lower exercise price or (c) cancel options or stock appreciation rights in exchange for cash or securities at a time when the per share exercise price is higher than the per share fair market value of our Common Stock.
Payment of Exercise Price and Tax Withholding.   In general, the exercise price under a stock option and tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit, including, for example, by the participant’s delivery of previously-owned shares, broker-assisted cashless exercise or by our issuing a net amount of shares pursuant to which we hold back shares that would otherwise be issued in connection with such exercise or settlement that have a value equal to the exercise price and/or the minimum required amount of the participant’s tax withholding obligation.
Change in Control.   If, in connection with a “change in control” (as defined in the 2015 Plan), existing awards are continued or converted into substantially equivalent awards of the successor company, then the existing or substitute awards will generally remain governed by their respective vesting and other terms and conditions, except that (a) any performance-based earnout condition will be deemed to have been satisfied at the greater of the target level or the level that would have been attained if the pre-Change in Control performance had continued at the same rate through the end of the performance period, and (b) vesting of the awards will accelerate if, within two years after the change in control, the participant’s employment terminates by reason of death, or is terminated by the successor company without “cause” or by the participant for “good reason” (as those terms are defined in the 2015 Plan). If an existing award is not continued, assumed or converted into a substantially similar award upon a change in control, then any performance-based earnout condition will be deemed to have been satisfied at the maximum level, the award will be deemed to be fully vested immediately prior to the change in control and, to the extent not previously exercised or settled, the award will be canceled at the time of the change in control in exchange for the right to receive the change in control transaction value of the award.
Amendment and Termination.   The Board may amend or terminate the 2015 Plan, provided such action does not have an adverse effect on any then outstanding awards. Amendments to the 2015 Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the 2015 Plan could be amended in ways that increase the cost to us without further stockholder approval.
Term of the 2015 Plan.   The Board adopted the 2015 Plan on April 1, 2015, subject to approval by our stockholders at the Annual Meeting. The 2015 Plan (if it is approved by our stockholders) will terminate on the tenth anniversary of the date of its approval by our stockholders. Any shares remaining available under our 2005 Plan, which will expire on June 9, 2015 (the date of the Annual Meeting), will not be carried over to the 2015 Plan.
Certain U.S. Income Tax Consequences.   Set forth below is a brief summary of material U.S. income tax consequences applicable to awards made under our 2015 Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the 2015 Plan.
Non-qualified Stock Options
A non-qualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. The grant of a nonqualified stock option is not a taxable event. In general, a participant who exercises a nonqualified stock option will realize ordinary income on the date the option is exercised equal to the excess of the value of the shares acquired on that date over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction. In general, the participant’s tax basis in the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
Incentive Stock Options
In general, no taxable event will occur upon either the grant or exercise of an option that qualifies as an “incentive stock option” under Section 422 of the Code (although the exercise may have alternative minimum tax consequences to the participant). A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a tax deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a tax deduction equal to any ordinary income realized by the participant upon the sale of the shares.
Stock Appreciation Rights
The grant of a stock appreciation right is not a taxable event. In general, a participant will realize ordinary income when a stock appreciation right is exercised, equal to the value of the shares of our Common Stock and/or the amount of cash received by the participant in connection with such exercise, and we will be entitled to a corresponding tax deduction. The participant’s tax basis in the shares will be equal to the exercise-date value of the shares received, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
Restricted Stock
In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding tax deduction. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an early income election within 30 days after he or she receives shares of restricted stock, in which case the participant will realize ordinary income on the date the shares are received equal to the fair market value of the shares on that date, and we would be entitled to a corresponding tax deduction. If an early income election is made, no income would be realized if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the participant (in the form of restricted shares).
Restricted Stock Units and Other Awards
In general, a participant who receives shares of our Common Stock and/or cash in settlement of a restricted stock unit award will realize ordinary income equal to the then value of the shares and/or cash he or she received, and we will have a corresponding tax deduction. Similarly, if a participant receives cash and/or shares pursuant to a performance unit, performance share or other form of award under Plan, then, in general, the participant will realize ordinary income upon such receipt equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding tax deduction. The participant’s tax basis in any such shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
Section 162(m) of the Code
In general, Section 162(m) of the Code imposes a $1 million deduction limit on compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer). The deduction limit does not apply, however, to qualifying “performance-based” compensation. If approved by our stockholders, the 2015 Plan will allow us to grant performance-based equity and cash incentive awards that are intended to qualify for the “performance-based” compensation exemption.
Withholding
We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2015 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the minimum amount required to be withheld for tax purposes.
New Plan Benefits
Future grants under the 2015 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the 2015 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2015 Plan.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3
AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES
The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to Paragraph (A) of Article Fourth of our certificate of incorporation to increase the total number of authorized shares of Common Stock from 80,000,000 shares to 120,000,000 shares. The number of authorized shares of Common Stock was not affected by our two-for-one stock split effective May 1, 2015. The number of authorized shares of our preferred stock will remain the same, at 1,000,000 shares.
We are asking you to vote on the following resolution:
RESOLVED, that the Certificate of Incorporation, as previously amended on June 7, 2011, be further amended pursuant to a Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”, such that Paragraph (A) of Article FOURTH of the Certificate of Incorporation be amended to read in its entirety as follows:
FOURTH:   A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is ONE HUNDRED TWENTY-ONE MILLION (121,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the “Preferred Stock”), and ONE HUNDRED TWENTY MILLION (120,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the “Common Stock”).
Use of Authorized Shares.   All share numbers below have been adjusted for our two-for-one stock split effective May 1, 2015.
In fiscal 2013, we granted 771,970 shares of restricted stock and options to purchase 170,000 shares of G-III common stock as equity compensation to our employees and directors.
In fiscal 2014, we granted 631,500 shares of restricted stock as equity compensation to our employees and directors.
In fiscal 2015, we sold 3,450,000 shares of our Common Stock in an underwritten public offering that closed in June 2014. We received net proceeds of  $128.7 million from this offering after payment of the underwriting discount and expenses of the offering. In addition, we granted 522,170 shares of restricted stock as equity compensation to our employees and directors.
Shares Issued or Reserved.   On April 1, 2015, our Board of Directors declared a two-for-one stock split of our Common Stock that was effected in the form of a stock dividend of one share of Common Stock for share of Common Stock owned. At May 1, 2015, after giving effect to the stock split, there were 44,980,194 shares of Common Stock outstanding. An aggregate of 5,998,954 shares of Common Stock were reserved for issuance pursuant to our stock plans, including the 2,500,000 shares of our Common Stock subject to the 2015 Plan that is being submitted to our stockholders for approval at the Annual Meeting and outstanding equity awards granted under the 2005 Plan. At May 1, 2015, outstanding equity awards granted under the 2005 Plan include options to purchase 446,176 shares and restricted stock units (“RSUs”) representing 2,091,412 shares that have not fully vested. In addition, there are 961,366 shares that remain available for grant under the 2005 Plan that expires on June 9, 2015. As a result, as of May 1, 2015, we had outstanding or reserved for issuance 50,979,148 of the 80,000,000 authorized shares of Common Stock.
Purposes of the Proposed Increase.   If the proposed amendment is approved by our stockholders, the additional shares authorized will be available for general corporate purposes. The additional shares authorized could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, a split or dividend on then outstanding shares or in connection with any employee share plan or program.

Our company has grown significantly over the past few years. We review and evaluate potential capital raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of G-III and its stockholders. Our Board believes that the currently available number of unissued and unreserved shares of Common Stock does not provide sufficient flexibility for corporate action in the future, and that additional authorized shares would provide us with needed ability to issue Common Stock or Common Stock-based instruments in the future to take advantage of opportunities that are presented to us or favorable market conditions without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.
Our Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock or Common Stock-based instruments may be warranted. The additional shares of Common Stock will be available for issuance without further action by our stockholders unless such action is required by applicable law or by the NASDAQ Listing Rules. Subject to stockholder approval of our 2015 Plan, G-III may issue up to 2,500,000 shares of our Common Stock pursuant to awards made under the 2015 Plan from time to time. Depending on market conditions and other factors, we may raise additional capital through the issuance of equity securities. We have no current plans to issue additional shares for any other purpose. Under our certificate of incorporation, stockholders do not have preemptive rights with respect to the authorization of additional shares of Common Stock.
Dilutive Impact.   Adoption of the amendment to our certificate of incorporation would not have an immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. However, as is true for shares presently authorized but unissued, the future issuance of Common Stock authorized by the amendment may, among other things, dilute the earnings per share of the Common Stock, decrease existing stockholders’ percentage equity ownership, dilute the voting rights of existing stockholders and, depending on the price at which they are issued, could have a negative effect on the market price of the Common Stock. Current stockholders have no preemptive or similar rights. Accordingly, current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership thereof.
Although not a factor in the Board of Directors’ decision to propose the amendment, one of the effects of the amendment to our certificate of incorporation may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of G-III, since the issuance of these additional shares of Common Stock could be used to dilute the stock ownership of persons seeking to obtain control or otherwise increase the cost of obtaining control of us. As of March 1, 2015, our directors and executive officers, in the aggregate, beneficially owned 11.5% of our outstanding Common Stock.
Interests of Certain Persons
While none of our directors or executive officers has a present commitment to purchase any of the additional authorized shares, it is possible that one of more of such persons will participate in any future transaction in which we issue additional shares of Common Stock or securities convertible into Common Stock, in which case the participating officers and directors may be deemed to have an interest in the approval of this Proposal No. 3.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 4
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2011 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.
The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.
Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.
The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”
Review of Audited Financial Statements.   The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2015 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
Recommendation.   In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2015 be included in G-III’s Annual Report on Form 10-K for that fiscal year.
Audit Committee
Alan Feller, Chairman
Willem van Bokhorst
Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.
	Fiscal Year Ended January 31,
	2015	2014
Audit fees	$1,965,000	$1,350,000
Audit-related fees	849,000	356,000
Tax fees	537,044	350,514
All other fees
Total	$3,351,044	$2,056,514

Audit Fees.   Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally during each fiscal year and work performed in connection with the issuance of consents related to registration statements filed by G-III.
Audit-Related Fees.   In fiscal 2015, audit-related fees include fees related to our follow on public offering in June 2014 and financial and tax due diligence procedures performed in connection with potential acquisition transactions. In fiscal 2014, audit-related fees include financial and tax due diligence procedures performed in connection with the acquisition of G.H. Bass, as well as with respect to other potential acquisition transactions.
Tax Fees.   Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2015, these services primarily included services provided related to sales and use tax administration, transfer pricing studies, and assistance on various international tax issues. In fiscal 2014, these services primarily included services provided related to sales and use tax administration, transfer pricing studies, assistance on various state and local tax issues, and tax audits.
The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.
It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2015. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 5 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have had in effect for many years a Code of Ethics that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in the next paragraph and our Audit Committee ratified the approval by our Compensation Committee.
Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and President and a director, is our Director of Business Development. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Jeffrey Goldfarb is also a member of our Board of Directors. For fiscal 2015, Jeffrey Goldfarb received a salary of  $644,231 and a bonus of  $809,000 for his services and our Compensation Committee granted him restricted stock units that enable him to receive up to 34,598 shares of our Common Stock that will become vested at an annual rate of 25% on each of October 5, 2016, 2017, 2018 and 2019 as the performance conditions for fiscal 2015 grants have been satisfied as described above. The grant date fair value under FASB ASC Topic 718 of the restricted stock units granted to Jeffrey Goldfarb was $1,157,995. We have entered into an executive transition agreement with Jeffrey Goldfarb under which he is entitled to receive specified severance payments and benefits in the event of his involuntary termination in conjunction with a change of control of G-III.
STOCKHOLDER PROPOSALS
All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2016 must be received by us no later than December 31, 2015 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.
Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2016 (but not include such proposal in the Board of Directors’ proxy statement and form of proxy) must inform us no later than March 11, 2016. If notice is not provided by that date, the persons named in the proxy for the 2016 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2016 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.
For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a proxy statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.
OTHER BUSINESS
The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.
By Order of the Board of Directors

WAYNE S. MILLER
Secretary
New York, New York
May 11, 2015
A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

Appendix A
G-III APPAREL GROUP, LTD.
2015 LONG-TERM INCENTIVE PLAN
ARTICLE 1
GENERAL
1.1   Purpose.   The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain qualified individuals who contribute or are expected to contribute to the success and growth of the Company.
1.2   Eligibility.   Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees.
1.3   Types of Awards.   Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.
ARTICLE 2
DEFINITIONS
2.1   “Award” means an award made to an eligible director, employee or consultant under the Plan.
2.2   “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.
2.3   “Board” means the Board of Directors of the Company.
2.4   “Cause” has the meaning set forth in Section 9.3(a).
2.5   “Change in Control” has the meaning set forth in Section 9.3(b).
2.6   “Code” means the Internal Revenue Code of 1986, as amended.
2.7   “Committee” means the Compensation Committee of the Board.
2.8   “Company” means G-III APPAREL GROUP, LTD., a Delaware corporation, and any successor thereto.
2.9   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.10   “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to an SAR, the baseline price of the Shares covered by the SAR.
2.11   “Fair Market Value” means, as of any relevant date, the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.
2.12   “Good Reason” has the meaning set forth in Section 9.3(c).
2.13   “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.
2.14   “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
2.15   “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.16   “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.
2.17   “Performance-Based Exemption” means the performance-based compensation exemption from the compensation deduction limitations imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.
2.18   “Performance Factors” means any of the factors listed in Section 7.3(b) that may be used for Awards intended to qualify for the Performance-Based Exemption.
2.19   “Plan” means the incentive plan set forth herein, as it now exists or is hereafter amended.
2.20   “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.
2.21   “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.
2.22   “Section 409A” means Section 409A of the Code.
2.23   “Shares” means shares of the Company’s common stock.
2.24   “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.
2.25   “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.
2.26   “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.
ARTICLE 3
ADMINISTRATION
3.1   General.   Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.
3.2   Authority of the Committee.   Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award; provided that the Committee may not accelerate the vesting of an outstanding award by reason of the termination of a Participant’s employment unless (a) such termination is in connection with a Change in Control or on account of the Participant’s death, disability or retirement, or (b) such termination occurs for any other reason and the net number of shares the Company would issue by reason of such acceleration of vesting would not exceed 10% of the total number of Shares that may be issued under the Plan.
3.3   Delegation of Authority.   To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act or Awards that are intended to qualify for the Performance-Based Exemption.

3.4   Indemnification.   The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
ARTICLE 4
SHARES SUBJECT TO THE PLAN; INDIVIDUAL AWARD LIMITS
4.1   Shares Issuable under the Plan.   Subject to Section 4.3, up to 2,500,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan, any or all of which may (but need not) be issued pursuant to ISOs. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) Shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another Company. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and
4.2   unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.
4.3   Individual Award Limitations.   No more than 400,000 Shares may be issued pursuant to Awards granted to any Participant in any fiscal year of the Company. No more than $10,000,000 may be earned by any Participant for any fiscal year pursuant to Cash Incentive Awards made under Section 7.2. If the performance period for a Cash Incentive Award covers more than one fiscal year, then, for the purpose of applying the annual limit under the preceding sentence, the amount that may be earned by the Participant for each fiscal year covered by the performance period will be deemed to be equal to the quotient of  (a) the maximum amount that may be earned pursuant to the Award, divided by (b) the number of such fiscal years.
4.4   Adjustments for Capital Changes.   In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number. In furtherance of the foregoing, in the event of an “equity restructuring,” each outstanding Award that constitutes a “share-based payment arrangement” (as such terms are defined in FASB Accounting Standards Codification Topic 718) shall be adjusted pursuant to this Section.
ARTICLE 5
STOCK OPTIONS; STOCK APPRECIATION RIGHTS
5.1   Grant of Company Stock Options.   The Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time, provided that each Option shall have a vesting period of at least one year from the date of grant. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.
5.2   Grant of Stock Appreciation Rights.   The Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time, provided that SARs shall have a minimum vesting period of one year from the date of grant. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where —
X = the number of whole Shares as to which the SAR is being exercised, and
Y = the excess of  (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.
5.3   Exercise Price.   The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.
5.4   Repricing and Reloading Prohibited.   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.
5.5   Exercise Period of Options and SARs.   The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on
5.6   a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).
5.7   Exercise of Options.   A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise.
5.8   Exercise of SARs.   A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.
5.9   Termination of Employment or Service.   Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term.) Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.
5.10   Rights as a Stockholder.   A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant (subject to Section 4.3). The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.
ARTICLE 6
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
6.1   Grant of Restricted Stock and RSU Awards.   The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made subject to specified conditions and restrictions; and under an RSU Award, the Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. The vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement, provided that each such Award will have a vesting period of at least one year from date of grant.
6.2   Restricted Shares.   Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the payment and vesting conditions described in Section 6.4 below).

6.3   Shares Covered by RSU Awards.   No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.4, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.
6.4   Dividends on Restricted Stock and RSU Shares.   If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.
6.5   Non-Transferability.   No Restricted Stock Award and no Shares covered by a Restricted Stock Award, may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.
6.6   Termination of Service Before Vesting; Forfeiture.   Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.
6.7   Timing Requirement for Settlement of RSUs.   Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.
6.8   Receipt of Shares.   A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.
ARTICLE 7
OTHER FORMS OF AWARD
7.1   Other Share-Based Awards.   Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine; provided that the vesting or earn out period under any such Award may not be less than one year, and provided further that dividend equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms of the corresponding Share-Based Awards and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s).
7.2   Cash Incentive Awards.   The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the following calendar year. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if  (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A.
7.3   Termination of Service Before Vesting; Forfeiture.   Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.
7.4   Dividend Equivalents under Performance-Based Awards.   Dividends or dividend equivalents, if any, paid or credited with respect to performance-based Awards will be subject to the same performance conditions as apply to the underlying Awards.
ARTICLE 8
PERFORMANCE-BASED EXEMPTION AWARDS
8.1   Performance-Based Exemption — General.   If the Committee intends that an Award should qualify for the Performance-Based Exemption (other than Options and SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), then, except as otherwise permitted by Section 162(m) of the Code, the grant, exercise, vesting, amount and/or settlement of such Award shall be contingent upon achievement of one or more pre-established, objective performance goals, which shall be prescribed in writing by the Committee not later than 90 days after the commencement of the applicable performance period and in any event before completion of 25% of such performance period in accordance with the requirements of Section 162(m). Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee, acting in a manner consistent with Section 162(m) of the Code, may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number of Shares that may be earned, the target level (and, if applicable, minimum and maximum levels) of actual achievement required as a condition of earning the Award, and the earned value of any Award intended to qualify for the Performance-Based Exemption shall be made by the Committee and shall be recorded in writing.
8.2   Performance Factors.   Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).
8.3   Performance Goals.   In establishing performance goals with respect to an Award intended to qualify for the Performance Exemption, the applicable Performance Factors may be determined by reference to the Company’s performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual
8.4   or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.
8.5   Discretion.   The Committee shall have the authority, in its discretion, to reduce the formula amount or number of Shares otherwise payable pursuant to an Award that is intended to qualify for the Performance-Based Exemption, but may not increase the amount or number of Shares that would otherwise be payable under any such Award; provided that, in the case of an Award intended to constitute a “share-based payment arrangement” under FASB ASC Topic 718, the Committee may exercise its discretion under this Section only if such discretion is expressly reserved as part of the original terms of the Award.
8.6   Certification.   No amount shall be paid and no Shares shall be distributed or released pursuant to an Award intended to qualify for the Performance-Based Exemption unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.
ARTICLE 9
CHANGE IN CONTROL
9.1   Assumption or Substitution of Outstanding Awards.   If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control at the greater of  (x) the target performance level, or (y) the performance level that would have been attained if the rate or level of performance from the beginning of the performance period through the date of the Change in Control had continued at the same rate through the end of the performance period. If reasonably feasible, the assumed or substituted Award will also provide the participant with an opportunity to earn any remaining portion of the Award (over and above the portion deemed to have been earned under the preceding sentence) based upon the achievement of a performance goal for the entire performance period that is similar in nature to the corresponding performance goal under the original terms of the Award. If, within two years following a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” or by the Participant for “Good Reason” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).
9.2   Awards Not Assumed or Substituted.   If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the Change in Control at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following the effective time of the Change in Control. Notwithstanding the foregoing, the Committee, acting in its discretion, may prescribe different treatment of an Award in the circumstances governed by this Section, provided that the terms of such different treatment, together with a specific reference to this Section, are set forth in the applicable Award Agreement.
9.3   Certain Defined Terms.
(a)   “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment or other services agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other services agreement in effect, “Cause” shall mean (1) a Participant’s repeated failure or refusal to perform the duties of the Participant’s employment, consistent with past practice and his or her position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Participant’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Participant’s performance of any act or the Participant’s failure to act, for which, if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Participant’s performance of any act or the Participant’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Participant to secure any personal profit (other than pursuant to the terms of the Participant’s employment or through the Participant’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Participant or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Participant’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Participant’s illegal use of controlled substances; (8) any act or omission by the Participant involving malfeasance or gross negligence in the performance of the duties of the Participant’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Participant of the duties of the Participant’s employment, relating to any contract, agreement or commitment made by or applicable to the Participant in favor of any former employer or any other person.
(b)   A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:
(i)   any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or
(ii)   individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or
(iii)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(iv)   there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.
(c)   “Good Reason” shall have the meaning ascribed to that term (or a term of like import) in a Participant’s employment agreement or, if such term (or a term of like import) is not defined in the Participant’s employment agreement or there is no such agreement, then “Good Reason” shall mean any of the following events: (i) a material diminution of the Participant’s duties and responsibilities that result in a material adverse effect on the Participant’s status and authority, (ii) a change in the principal location of the Participant’s employment to a location more than fifty (50) miles outside of New York City or the Participant’s then current other business location, except for travel reasonably required as part of such employment, (iii) failure to timely pay the Participant any salary or bonus when due, or (iv) any reduction in (1) the Participant’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control, or (2) the amount of annual bonus paid to the Participant after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” a Participant must specify in writing to the Company (or the successor or acquiring company or a parent thereof) the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company (or the successor or acquiring company or a parent thereof) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.
9.4   No Fractional Shares.   In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.
ARTICLE 10
AMENDMENT AND TERMINATION
10.1   Amendment and Termination of the Plan.   The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders (and the Plan will not become effective unless and until such approval is obtained).
10.2   Outstanding Awards.   Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.
ARTICLE 11
TAX WITHHOLDING; SECTION 409A
11.1   Tax Withholding.   Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. In no event may Shares be used to satisfy more than the minimum amount of a Participant’s tax withholding obligation.
11.2   Section 409A Compliance.   It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions
11.3   shall apply with respect to an Award if and to the extent that such Award provides for the payment of  “nonqualified deferred compensation” (within the meaning of Section 409A).
(a)   If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.

(b)   If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A shall be delayed until the first business day following the earlier of  (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed.
(c)   If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control or, if earlier, on the date of the termination of the Participant’s employment or service (without regard to any further service or performance conditions that otherwise would have applied).
(d)   Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.
ARTICLE 12
MISCELLANEOUS
12.1   Non-Transferability.   Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or
12.2   transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal
12.3   sent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.
12.4   Successors.   All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.
12.5   Legal Construction.   If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.6   Compliance with Law.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.7   Transfer Orders; Placement of Legends.   All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
12.8   Nonexclusivity of the Plan.   No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.
12.9   Sub-Plans.   The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.
12.10   Uniformity Not Required.   The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.
12.11   Claw Back Conditions.   Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954.
12.12   Limitation of Rights.   The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.
12.13   Decisions and Determinations Final.   All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.
12.14   Governing Law.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

G-III APPAREL GROUP, LTD.Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945Address Change Mark box, sign, and indicate changes below: ?The Board of Directors Recommends a Vote FOR all listed nominees for directors in Proposal 1 and FOR Proposals 2,3,4 and 5.1.Election of 01 Morris Goldfarb05 Jeffrey Goldfarb09 Willem Van BokhorstVote FORVote WITHHELDdirectors:02 Sammy Aaron06 Jeanette Nostra10 Cheryl L. Vitaleall nomineesfrom all nominees03 Thomas J. Brosig07 Laura Pomerantz11 Richard White(except as marked) 04 Alan Feller08 Allen Sirkin Please fold here Do not separate (Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)2.Proposal to approve our 2015 Long-Term Incentive Plan: For Against Abstain3.Proposal to approve an amendment to our certificate of incorporation that For Against Abstain will increase the number of authorized shares of our common stock from 80,000,000 shares to 120,000,000 shares: 4.Advisory Vote to approve the compensation of named executive officers: For Against Abstain 5. Proposal to ratify the appointment of Ernst & Young LLP: For Against Abstain6. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and Postponements thereof. Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1,2,3,4 and 5. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4 and FOR Proposal No. 5. Any and all proxies heretofore given by the undersigned are hereby revoked.Date Signature(s) in Box Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc.should be signed by an authorized person, giving full title orauthority.

G-III APPAREL GROUP, LTD.ANNUAL MEETING OF STOCKHOLDERSTuesday, June 9, 2015G-III Apparel Group, Ltd.proxyThis Proxy Is Solicited By The Board of Directors For The Annual Meeting of Stockholders To Be Held On June 9, 2015The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, June 9, 2015, and at any and all adjournments or postponements thereof, asfollows:See reverse for voting instructions.